Registration No. 333-200809

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20546

Post-Effective Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CCH I, LLC

(to be converted into CCH I, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	4841	43-1857213
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

400 Atlantic Street

Stamford, Connecticut 06901

(203) 905-7801

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Richard R. Dykhouse

Executive Vice President, General Counsel and Corporate Secretary

400 Atlantic Street

Stamford, Connecticut 06901

(203) 905-7801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Steven A. Cohen

DongJu Song

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-4 (Registration No. 333-200809) initially filed with the Securities Exchange Commission on December 9, 2014 and amended on January 12, 2015, January 26, 2015, February 6, 2015, February 13, 2015 and February 17, 2015 (collectively, the “Registration Statement”) of CCH I, LLC is being filed to reflect in the proxy statement/prospectus facts and events arising after the effective date of the Registration Statement. Except as noted below, the disclosures are identified under headings corresponding to certain sections that were initially set forth in the Registration Statement and replace the sections under those respective headings.

CCH I, LLC, the registrant whose name appears on the cover of this Amendment and which we refer to as New Charter, is a Delaware limited liability company and a wholly owned subsidiary of Charter Communications, Inc., which we refer to as Charter. Prior to the effectiveness of this Amendment, New Charter will be converted into a Delaware corporation and undergo certain reorganization transactions described in the Registration Statement. New Charter filed the Registration Statement to register shares of its common stock, par value $0.001 per share, that will be issued, after its conversion to a corporation, in connection with the merger of CCH I Spinco Sub, LLC (a wholly owned subsidiary of New Charter) with and into Midwest Cable, Inc., which upon completion of the merger, expects to change its name to GreatLand Connections Inc., and which we refer to as GreatLand Connections. Pursuant to the instructions on Form S-4, the proxy statement/prospectus which forms a part of the Registration Statement is also deemed filed pursuant to Charter’s obligations under Regulation 14A in connection with Charter’s special meeting of Charter stockholders to approve the issuance of shares of New Charter Class A common stock to GreatLand Connections stockholders in connection with the merger with GreatLand Connections. In addition, Midwest Cable, Inc. filed a registration statement on Form S-1 to register shares of its common stock, par value $0.001 per share, which, prior to the merger, will be distributed to shareholders of Comcast Corporation (“Comcast”) pursuant to a spin-off of GreatLand Connections from Comcast.

In this Amendment, we refer to the “Transactions” described in the Registration Statement as the “Comcast Transactions.” All other defined terms used but not defined herein have the meanings ascribed to such terms in the Registration Statement.

RECENT DEVELOPMENTS

Explanatory Note: The disclosures under this heading supplement the Registration Statement, which is amended to include these disclosures as a new section. Additional information regarding Bright House Networks, LLC and the transactions described below, including financial information, is presented throughout the additional sections included herein.

On March 31, 2015, Charter Communications, Inc. (“Charter” or the “Company”) entered into a definitive Contribution Agreement (the “Contribution Agreement”) with Advance/Newhouse Partnership (“A/N”), A/NPC Holdings LLC, CCH I, LLC (“New Charter”), a wholly owned subsidiary of the Company, and Charter Communications Holdings, LLC (“Charter Holdings”), a wholly owned subsidiary of the Company, pursuant to which (i) A/N will contribute the membership interests in Bright House Networks, LLC (“BHN” or “Bright House”) and any other assets (other than certain excluded assets) primarily related to BHN to Charter Holdings in exchange for cash and LLC membership interests in Charter Holdings and (ii) A/N will contribute certain other assets to New Charter (which will become the parent company of Charter following the Comcast Transactions) in exchange for shares of a new class of New Charter stock (the “Class B common stock”) with voting rights generally intended to reflect A/N’s economic interests in New Charter and Charter Holdings (collectively, the “Contribution” or the “Bright House Transaction”). In connection with the Contribution Agreement, the Company also entered into an amended and restated Stockholders Agreement (the “Stockholders Agreement”) with New Charter, Liberty Broadband Corporation (“Liberty”) and A/N, which Stockholders Agreement will replace the Company’s existing stockholders agreement with Liberty, as amended October 14, 2014. The Contribution Agreement has been approved by the Board of Directors of Charter and the Stockholders Agreement and the transactions with Liberty have been approved by the members of the Board of Directors of Charter that are not affiliated with Liberty.

Contribution Agreement

In consideration of the Contribution, Charter Holdings will pay to A/N approximately $2.0 billion in cash and issue to A/N convertible preferred units of Charter Holdings with an aggregate liquidation preference of approximately $2.5 billion which will pay a 6% coupon, and approximately 33.4 million common units of Charter Holdings priced at $172.9963 (the “Reference Price”) per unit. The convertible preferred units of Charter Holdings will be convertible into common units of Charter Holdings, with an initial conversion price of $242.19, a 40% premium to the Reference Price, subject to certain adjustments. The common units of Charter Holdings will be exchangeable by the holder, in certain circumstances, for cash or, at the election of New Charter, New Charter Class A common stock on a one-for-one basis, subject to certain adjustments. The Contribution Agreement further provides that A/N will contribute certain assets to New Charter in exchange for approximately 890,000 shares of new Class B common stock of New Charter. Class B common stock will be equivalent, economically, to Class A common stock but will initially have 50 votes per share, subject to adjustments from time to time of the voting power of the Class B common stock as necessary so that the total number of votes will reflect the voting power of the Charter Holdings common units (other than those owned by Charter) and the exchangeable preferred units on an as-converted, as-exchanged basis.

The transaction contemplated by the Contribution Agreement is subject to completion of Charter’s previously-announced Comcast Transactions, certain regulatory approvals, the approval of certain matters related to the Contribution by Charter’s stockholders, and other customary closing conditions. In addition, A/N has a “right of first offer” obligation under its existing agreements with subsidiaries of Time Warner Cable Inc. (“TWC”) to offer to TWC the assets being contributed to Charter on the same terms as have been agreed with Charter, and the Contribution is conditioned upon the completion of that process.

The Contribution Agreement may be terminated in certain customary circumstances, as well as, among other termination rights, in certain circumstances depending on the outcome of the “right of first offer” described above. In certain circumstances where the Contribution Agreement is terminated, Charter or A/N may be obligated to pay $100 million to the other.

The Contribution Agreement includes customary representations and warranties, indemnities, and covenants regarding the conduct of business between signing and closing. A/N has also agreed to use its reasonable best efforts to secure, and minimize the scope of, transitional services that may be required from TWC following the closing of the Contribution.

The foregoing description of the Contribution Agreement does not purport to be complete and is qualified in its entirety by reference to the Contribution Agreement which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed April 1, 2015 and is incorporated herein by reference.

Stockholders Agreement

In connection with the Contribution Agreement, the Company and New Charter entered into the Stockholders Agreement. The Company’s existing stockholders agreement with Liberty will remain in effect until the closing of the Contribution, although certain provisions of the Stockholders Agreement became effective upon execution thereof. In connection with the execution of the Stockholders Agreement, Liberty has agreed to purchase from New Charter $700 million of Charter Class A common stock at the Reference Price (the “Initial Commitment”). In addition, Liberty may, within 105 days following the date of the Stockholders Agreement, commit to purchase at the closing of the Contribution, at the same price per share as in the Initial Commitment, a number of additional shares of New Charter Class A Common Stock that would, together with the shares purchased pursuant to the Initial Commitment, cause its equity interest to equal 19.01%, pro forma for the issuances contemplated by the previously-announced Comcast Transactions, the Initial Commitment, and the Contribution Agreement. Liberty has agreed to vote all of its shares in favor of the matters relating to the Contribution at the Charter stockholders meeting to be held in connection therewith.

Under the terms of the Stockholders Agreement, the number of New Charter directors will be fixed at thirteen. Upon the closing of the Contribution, three designees selected by A/N and three designees selected by Liberty will become members of the board of directors. The remaining seven directors (the “unaffiliated directors”) will be selected by the nominating committee of the board of Charter by the approval of both a majority of the committee and a majority of the unaffiliated directors on the committee. Going forward, each of A/N and Liberty will be entitled to designate three nominees to be elected as directors provided that each maintains certain specified voting or equity ownership thresholds. Each of A/N and Liberty will be entitled to appoint one or more directors to each of the committees of the Charter board of directors, subject to applicable stock exchange listing rules and certain specified voting or equity ownership thresholds for each of A/N and Liberty, and provided that the nominating and compensation committees will have at least a majority of unaffiliated directors. A/N and Liberty also will have certain other committee designation and other governance rights. Mr. Thomas Rutledge will be offered to be the CEO and new chairman of New Charter with a new five-year employment agreement to be negotiated prior to the closing of the Bright House Transaction, and in the event that Mr. Rutledge does not agree to serve as the new chairman then the parties to the Stockholders Agreement will mutually agree on the appointment of a new chairman. The chairman of the board must be Independent (as defined in the Stockholders Agreement) from each of Liberty and A/N, and each of Liberty and A/N have the right in certain circumstances to have a director designee on any committee formed to search for a CEO candidate or to nominate a chairman of the board (other than the chairman to be appointed at the closing of the Bright House Transaction).

Each of A/N and Liberty will be subject to certain limits on acquisitions of New Charter shares. In addition, any shares owned by A/N or Liberty in excess of its applicable voting cap (23.5% in the case of A/N; 25.01% in the case of Liberty) must be voted in proportion to the public stockholders of New Charter, other than with respect to certain specified matters. At the closing of the transaction, A/N and Liberty will enter into an agreement pursuant to which A/N will grant to Liberty a 5 year irrevocable proxy to vote, subject to certain exceptions, up to 6.0% of the outstanding voting power of New Charter attributable to the shares of New Charter owned by A/N, as well as a right of first refusal to purchase certain shares from A/N in the event it decides to dispose of such shares. Each of A/N and Liberty will be subject to certain standstill provisions and shall not be permitted to form a group, within the meaning of Regulation 13D, with each other or otherwise have arrangements or understandings concerning New Charter except as otherwise permitted by the Stockholders Agreement.

Each of A/N and Liberty will be entitled to preemptive rights to maintain their respective percentage equity ownership of New Charter in certain specified circumstances and to the extent that each maintains certain specified thresholds of vote or equity ownership in the Company. Each of A/N and Liberty will be subject to certain restrictions on their ability to sell, transfer or dispose of their New Charter securities.

The number of directors that each of A/N and Liberty are entitled to nominate will decrease, and, generally, the other rights of each of A/N and Liberty will terminate, as such party falls below certain vote or equity ownership thresholds, subject to certain grace periods during which such party can return its ownership or voting interest to the applicable threshold. Upon completion of the previously announced transactions with Comcast, the provisions applicable to Charter under the Stockholders Agreement will become applicable to New Charter.

The foregoing description of the Stockholders Agreement does not purport to be complete and is qualified in its entirety by reference to the Stockholders Agreement which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This Amendment incorporates by reference important business and financial information about Charter from documents filed with the SEC that have not been included herein or delivered herewith. Charter files reports (including annual, quarterly and current reports), proxy statements and other information with the SEC. Copies of Charter’s filings with the SEC are available to investors without charge by request made to Charter in writing, by telephone or by email with the following contact information or through Charter’s website at www.charter.com:

Charter Communications, Inc. 400 Atlantic Street Stamford, Connecticut 06901 Attention: Investor Relations Telephone: (203) 905-7801

Charter’s filings with the SEC are available to the public over the Internet at the SEC’s website at www.sec.gov, or at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the public reference facilities.

The SEC allows certain information to be “incorporated by reference” into this Amendment. This means that Charter can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Amendment, except for any information superseded by information contained directly in this Amendment or in any document subsequently filed by Charter that is also incorporated or deemed to be incorporated by reference. This Amendment incorporates by reference the documents set forth below that we have previously filed with the SEC and any future filings by Charter or New Charter under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Amendment to the date the Charter special meeting is held, except, in any such case, for any information therein which has been furnished rather than filed, which shall not be incorporated herein. Subsequent filings with the SEC will automatically modify and supersede information in this Amendment. These subsequent filings contain important information about Charter and its financial condition.

This Amendment, and the Registration Statement of which this Amendment forms a part, hereby incorporate by reference the following documents which Charter has filed with the SEC:

•	Charter’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 24, 2015;

•	Portions of the Charter Definitive Proxy Statement filed with the SEC on March 18, 2015 that are incorporated by reference into the annual report;

•	Charter’s Current Reports on Form 8-K, filed with the SEC on March 13, 2015, March 18, 2015, and April 1, 2015 (in each case excluding any information furnished but not filed); and

•	Charter’s Current Report on Form 8/K-A filed with the SEC on September 6, 2013 (with respect to Exhibit 99.3 only).

If you are a Charter stockholder and you have any questions about the proposed transactions, please contact Charter’s Investor Relations Department at (203) 905-7801.

NONE OF CHARTER, CCH I, LLC, CHARTER MERGER SUB, GREATLAND CONNECTIONS MERGER SUB, COMCAST OR GREATLAND CONNECTIONS HAS AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE PROPOSED TRANSACTIONS OR ABOUT CHARTER, CCH I, LLC, CHARTER MERGER SUB, GREATLAND CONNECTIONS MERGER

SUB, COMCAST OR GREATLAND CONNECTIONS THAT DIFFERS FROM OR ADDS TO THE INFORMATION IN THIS AMENDMENT OR THE DOCUMENTS THAT CHARTER OR CCH I, LLC PUBLICLY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION. THEREFORE, IF ANYONE GIVES YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS AMENDMENT ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS AMENDMENT DOES NOT EXTEND TO YOU. IF YOU ARE IN A JURISDICTION WHERE SOLICITATIONS OF A PROXY ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE SOLICITATION PRESENTED IN THIS AMENDMENT DOES NOT EXTEND TO YOU.

THE INFORMATION CONTAINED IN THIS AMENDMENT SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE HEREOF. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN ANY DOCUMENT INCORPORATED BY REFERENCE HEREIN IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF SUCH DOCUMENT. ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS DOCUMENT WILL BE DEEMED TO BE MODIFIED OR SUPERSEDED TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS DOCUMENT MODIFIES OR SUPERSEDES THAT STATEMENT. ANY STATEMENT SO MODIFIED OR SUPERSEDED WILL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS DOCUMENT. NEITHER THE MAILING OF THIS DOCUMENT TO THE RESPECTIVE STOCKHOLDERS OF CHARTER AND COMCAST, NOR THE TAKING OF ANY ACTIONS CONTEMPLATED HEREBY BY CHARTER OR COMCAST OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES AT ANY TIME WILL CREATE ANY IMPLICATION TO THE CONTRARY.

RISK FACTORS

Explanatory Note: The section under the heading “Risk Factors” in the Registration Statement is amended by adding the following risk factors.

You should carefully consider the following risk factors, together with the other information contained or incorporated by reference in this Amendment, including the factors discussed in Part I, Item 1A—Risk Factors in Charter’s Annual Report on Form 10-K for the year ended December 31, 2014. The risks described below are in addition to, and should be read in conjunction with, without limitation, the factors discussed in Part I, Item 1A—Risk Factors in Charter’s Annual Report on Form 10-K for the year ended December 31, 2014.

If any of the following risks and uncertainties develops into actual events, these events could have a material adverse effect on Charter’s business, financial condition or results of operations after the Comcast Transactions and/or the Bright House Transaction. In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

Liberty currently has governance rights that give it influence over corporate transactions and other matters. In connection with the Bright House Transaction, Liberty’s governance rights will be modified and A/N will receive governance rights pursuant to the Stockholders Agreement and amendments to New Charter’s governing documents, and Liberty and A/N will have influence over corporate transactions and other matters.

Liberty currently owns a significant amount of Charter Class A common stock and is entitled to certain governance rights with respect to Charter. Members of our board of directors include directors who are also officers and directors of Liberty, our principal stockholder. Dr. John Malone is the Chairman of Liberty, and Mr. Greg Maffei is the president and chief executive officer of Liberty. As of December 31, 2014, Liberty beneficially held approximately 25.75% of our Class A common stock. Pursuant to the Stockholders Agreement by and among Liberty and Charter dated March 19, 2013, as amended on October 14, 2014 (the “Former Stockholder Agreement”), Liberty has the right to designate up to four directors as nominees for our board of directors through our 2015 annual meeting of stockholders with one designated director to be appointed to each of the audit committee, the nominating and corporate governance committee and the compensation and benefits committee.

In connection with the Bright House Transaction, we entered into the Stockholders Agreement with A/N and Liberty. Upon the closing of the Bright House Transaction, the Stockholders Agreement will supersede the Former Stockholders Agreement and Charter expects that Liberty will have an equity interest of approximately 19.4% and A/N will have an equity interest of approximately 26.2%, in each case on an as-converted, as-exchanged basis. Following the closing of the Bright House Transaction, the Stockholders Agreement and the Certificate of Incorporation will fix the size of the board at 13 directors, and three designees selected by Liberty and three designees selected by A/N will become members of the board. Going forward, each of Liberty and A/N will be entitled to designate three nominees to be elected as directors provided that each maintains certain specified voting or equity ownership thresholds. Liberty and A/N are required to vote (subject to the applicable voting cap) for the director nominees nominated by the nominating and corporate governance committee of the board of directors, including the designees of Liberty and A/N, and against any other nominees, except that, with respect to the unaffiliated directors, Liberty and A/N must instead vote in the same proportion as the voting securities are voted by stockholders other than A/N and Liberty or any group which includes any of them are voted, if doing so would cause a different outcome with respect to the unaffiliated directors. For so long as each of Liberty and A/N has vote or equity ownership interest in New Charter of 20% or more, any change of control of New Charter will require the approval of both a majority of the board and a majority of the unaffiliated directors. Due to the proxy that A/N will grant to Liberty effective as of the closing of the Bright House Transaction (which counts towards Liberty’s voting interest for purposes of the voting interest thresholds under the Stockholders Agreement), it is expected that both A/N and Liberty will exceed this threshold.

As a result of their rights under the Stockholders Agreement and their significant equity and voting stakes in New Charter, Liberty and/or A/N, who may have interests different from those of the public stockholders, will be able to exercise substantial influence over certain matters relating to the governance of New Charter, including the approval of significant corporate actions, such as mergers and other business combination transactions.

The Stockholders Agreement will provide Liberty with the right to purchase New Charter stock at the closing of the Bright House Transaction, and will provide A/N and Liberty with preemptive rights with respect to issuances of New Charter equity in connection with certain transactions, and in the event that A/N or Liberty exercises these rights, holders of our Class A common stock may experience dilution.

The Stockholders Agreement provides that A/N and Liberty will have certain preemptive rights over issuances of New Charter equity securities in connection with capital raising transactions, merger and acquisition transactions, and in certain other circumstances. Holders of New Charter Class A common stock are not generally entitled to similar preemptive rights with respect to such transactions. If Liberty and/or A/N elect to exercise their preemptive rights, other holders of our Class A common stock may experience dilution of their interest in New Charter.

If both the Comcast Transactions and the Bright House Transaction are consummated, public stockholders’ ownership interest (i.e. excluding Liberty and A/N) will be reduced from approximately 74% to approximately 54%.

Immediately following the Comcast Transactions and the Bright House Transaction, it is expected that public stockholders (i.e. excluding Liberty and A/N) will own approximately 54% of the outstanding Class A common stock of New Charter. The Comcast Transactions and the Bright House Transaction therefore will result in substantial dilution of the ownership interest of the public stockholders. Additionally, due to the ownership dilution, public stockholders will be able to exercise less influence after the Comcast Transactions and the Bright House Transaction than they currently exercise over the management, operations and policies for Charter. For more information, see “The Transactions—The Mergers” in the Registration Statement and “Recent Developments—The Contribution Agreement.”

Completion of the Bright House Transaction is subject to a number of conditions and if these conditions are not satisfied or waived, the Bright House Transaction will not be completed.

Our obligation and the obligation of A/N to complete the Bright House Transaction are subject to satisfaction or waiver of a number of conditions, including, among others:

•	expiration or waiver of the right of first offer held by TWC under the Third Amended and Restated Partnership Agreement of Time Warner Entertainment/Advance Newhouse, dated December 31, 2002, or matching of a counter-offer by Charter thereunder;

•	completion of the Comcast Transactions;

•	approval by a majority of our stockholders other than Liberty of the amendments to our Certificate of Incorporation, the terms of the Stockholders Agreement that are to be effective upon the closing, and the stock issuance to Liberty, among other stockholder approvals;

•	accuracy of the representations and warranties with respect to the Bright House Transaction, subject to specified standards;

•	expiration or termination of the Hart-Scott-Rodino Antitrust Improvements Act (“HSR Act”) waiting period and receipt of certain regulatory approvals for the Bright House Transaction, with respect to Charter’s obligations, without the imposition of a burdensome condition;

•	absence of injunction or legal impediment on the Bright House Transaction;

•	performance of covenants with respect to the Bright House Transaction;

•	with respect to Charter’s obligations, absence of a material adverse effect with respect to Bright House; and

•	with respect to A/N’s obligations, absence of a material adverse effect with respect to us.

There can be no assurance that the conditions to closing of the Bright House Transaction will be satisfied or waived or that the Bright House Transaction will be completed.

The integration of the business acquired in the Bright House Transaction with the businesses we operated prior to the Bright House Transaction and businesses acquired in the Comcast Transactions may not be successful or the anticipated benefits from the Bright House Transaction may not be realized.

After consummation of the Bright House Transaction, we will have significantly more systems, assets, investments, businesses, customers and employees than we did prior to the Bright House Transaction. The process of integrating these assets with the businesses we operated prior to the Bright House Transaction will require us to expend significant capital and significantly expand the scope of our operations and operating and financial systems. Our management will be required to devote a significant amount of time and attention to the process of integrating the operations of the acquired assets with our operations before the Bright House Transaction. There is a significant degree of difficulty and management involvement inherent in that process. These difficulties include:

•	integrating the operations of the acquired assets while carrying on the ongoing operations of the businesses we operated prior to the Bright House Transaction;

•	integrating information, purchasing, provisioning, accounting, finance, sales, billing, payroll, reporting and regulatory compliance systems;

•	integrating and unifying the product offerings and services available to customers, including customer premise equipment and video user interfaces;

•	completing the conversion of analog systems to all-digital for the systems to be acquired;

•	managing a significantly larger company than before consummation of the Bright House Transaction;

•	integrating separate business cultures;

•	attracting and retaining the necessary personnel associated with the acquired assets; and

•	creating uniform standards, controls, procedures, policies and information systems and controlling the costs associated with such matters.

A/N has agreed to use reasonable best efforts to secure (and minimize the scope of) transition services required from Comcast following the closing of the Bright House Transaction, and to cooperate with the Company in the negotiation of agreements governing transition services following closing. A/N and the Company have further agreed to cooperate in the development of a migration plan with respect to such transition services. If we are unable to obtain transition services from Comcast necessary for operating the acquired business, we may fail to achieve the synergies and other benefits we expect to receive as a result of the Bright House Transactions. There is no assurance that the business acquired in the Bright House Transaction will be successfully or cost-effectively integrated into the businesses we operated prior to the closing of the Bright House Transaction. The process of integrating the acquired business into our operations prior to the Bright House Transaction may cause an interruption of, or loss of momentum in, the activities of our business. If our management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer and our liquidity, results of operations and financial condition may be materially adversely impacted.

Even if we are able to successfully integrate the new business, it may not be possible to realize the benefits that are expected to result from the Bright House Transaction, or realize these benefits within the time frame that is expected. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, or the benefits from the Bright House Transaction may be offset by costs incurred or delays in integrating the companies. Programming dis-synergies could also be larger than expected. If we fail to realize the benefits we anticipate from the acquisition, our liquidity, results of operations or financial condition may be adversely affected.

If the operating results of the business acquired in the Bright House Transaction are less than our expectations, or an increase in the capital expenditures to upgrade and maintain those assets as well as to keep pace with technological developments are greater than expected, Charter may not achieve the expected level of financial results from the Bright House Transaction.

We have projected that we will derive a portion of our revenues and earnings per share from the operation of the business that we will acquire in the Bright House Transaction. Therefore, any negative impact on the business to be acquired by us or the operating results derived from such business could harm our operating results.

Our business is characterized by rapid technological change and the introduction of new products and services. We intend to make investments in the business acquired in the Bright House Transaction and transition toward only using two-way interactive set-top boxes. The increase in capital expenditures necessary for the transition toward two-way set-top boxes in the business may negatively impact the expected financial results from the Bright House Transaction. We may not be able to fund the capital expenditures necessary to keep pace with technological developments, execute the plans to do so, or anticipate the demand of our customers for products and services requiring new technology or bandwidth. Our inability to maintain, expand and upgrade our existing or acquired business could materially adversely affect our financial condition and results of operations.

We may have difficulty attracting, motivating and retaining executives and other employees in light of the Bright House Transaction.

Uncertainty about the effect of the Bright House Transaction on our employees may have an adverse effect on us. This uncertainty may impair our ability to attract, retain and motivate personnel until the Bright House Transaction is completed. Employee retention may be particularly challenging during the pendency of the Bright House Transaction, as employees may feel uncertain about their future roles with us after the Bright House Transaction. If our employees depart because of issues relating to the uncertainty and difficulty of integration, our ability to realize the anticipated benefits of the Bright House Transaction could be reduced. Similar challenges exist for us in retaining employees being transferred to Charter in the Bright House Transaction and in attracting any additional personnel we may need after the Bright House Transaction.

A delay in the completion of the Bright House Transaction may diminish the anticipated benefits of the Bright House Transaction.

Completion of the Bright House Transaction is conditioned upon the receipt of certain governmental consents and approvals, orders, authorizations, and rulings, including the expiration or termination of any applicable waiting period (or extension thereof) under the HSR Act and the adoption of an order by the Federal Communications Commission (“FCC”) granting its consent to the transfer of control or assignment of certain licenses and authorizations issued by the FCC. The requirement to receive these consents and approvals, orders, authorizations and rulings before the Bright House Transaction could delay the completion of the Bright House Transaction if, for example, government agencies request additional information from the parties in order to facilitate their review of the Bright House Transaction or require any conditions precedent to granting their approval of the Bright House Transaction. In addition, these governmental agencies may attempt to condition their approval of the Bright House Transaction on the imposition of conditions that could have a material adverse effect on us after the Bright House Transaction, including but not limited to our operating results or the value of

Charter Class A common stock. Any delay in the completion of the Bright House Transaction could diminish the anticipated benefits of the Bright House Transaction or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the Bright House Transaction. Any uncertainty over the ability of the companies to complete the Bright House Transaction could make it more difficult for us to retain key employees or to pursue business strategies. In addition, until the Bright House Transaction is completed, the attention of our management may be diverted from ongoing business concerns and regular business responsibilities to the extent management is focused on matters relating to the Bright House Transaction.

Failure to complete the Bright House Transaction could negatively impact our stock price and our future business and financial results.

If the Bright House Transaction is not completed for any reason, our ongoing business may be adversely affected and, without realizing any of the benefits of having completed the Bright House Transaction, we would be subject to a number of risks:

•	We may experience negative reactions from the financial markets, including negative impacts on our stock price;

•	We may experience negative reactions from our customers, regulators and employees;

•	We may be required to pay significant costs relating to the Bright House Transaction, and will have paid significant costs related to the Bright House Transaction, such as interest on any debt incurred to fund the Bright House Transaction;

•	The Contribution Agreement places certain restrictions on the conduct of our business prior to completion of the Bright House Transaction. Such restrictions, the waiver of which is subject to the consent of A/N (in certain cases, not to be unreasonably withheld, conditioned or delayed), may have prevented us from taking certain specified actions or otherwise pursuing business opportunities during the pendency of the Bright House Transaction;

•	Matters relating to the Bright House Transaction (including integration planning) will require substantial commitments of time and resources by our management and expenditures, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to us in the absence of the Bright House Transaction; and

•	There is no condition to closing the Bright House Transaction that Charter has obtained the financing necessary to complete the Bright House Transaction and there can be no assurance that Charter will be able to obtain such financing.

If the Bright House Transaction is not completed, the risks described above may materialize and they may adversely affect our business, financial condition, financial results and stock price.

In addition, we could be subject to litigation related to any failure to complete the Bright House Transaction or related to any enforcement proceeding commenced against us to perform our obligations under the Contribution Agreement.

We will incur significant transaction-related costs in connection with the Bright House Transaction.

We expect to incur a number of non-recurring costs associated with the Bright House Transaction before, at, and after closing the Bright House Transaction. We also will incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems implementation costs and employment-related costs. We continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the Bright House Transaction and integration. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. In addition, if the Bright House Transaction is not consummated, we would bear some or all of these costs without the benefit of efficiencies from the integration of the businesses. Such costs could have a material adverse impact on our financial results.

Explanatory Note: The section under the heading “Risk Factors—Additional Risk Factors Relating to the Company” in the Registration Statement is replaced with the following.

Additional Risk Factors Relating to the Company

Charter is subject to the risks described in Item 1A—Risk Factors, in Charter’s Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the SEC on February 24, 2015 and is incorporated by reference in this Amendment. See “Where You Can Find Additional Information” for the location of information incorporated by reference into this Amendment.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF CHARTER

The following tables present selected historical consolidated financial data for Charter and its subsidiaries and has been derived from (i) the audited consolidated financial statements of Charter and its subsidiaries for each of the years in the three-year period ended December 31, 2014, incorporated by reference in this Amendment, and (ii) the years ended December 31, 2011 and 2010, which have been audited by KPMG LLP, an independent registered public accounting firm. The following information should be read in conjunction with the historical consolidated financial statements and related notes (in millions, except per share and share data).

	For and as of the Years Ended December 31,
	2014	2013	2012	2011	2010
Statement of Operations Data:
Revenues	$9,108	$8,155	$7,504	$7,204	$7,059
Income from operations	$971	$909	$915	$1,036	$1,026
Interest expense, net	$911	$846	$907	$963	$877
Income (loss) before income taxes	$53	$(49)	$(47)	$(70)	$58
Net loss	$(183)	$(169)	$(304)	$(369)	$(237)
Loss per common share, basic and diluted	$(1.70)	$(1.65)	$(3.05)	$(3.39)	$(2.09)
Weighted-average shares outstanding, basic and diluted	108,374,160	101,934,630	99,657,989	108,948,554	113,138,461

Balance Sheet Date (end of period):
Investment in cable properties	$16,652	$16,556	$14,870	$14,843	$15,027
Total assets	$24,550	$17,295	$15,596	$15,601	$15,737
Total debt	$21,023	$14,181	$12,808	$12,856	$12,306
Shareholders’ equity	$146	$151	$149	$409	$1,478

Other Financial Data (Unaudited):
Ratio of earnings to fixed charges(a)	1.06	N/A	N/A	N/A	1.07
Deficiency of earnings to cover fixed charges(a)	N/A	$49	$47	$70	N/A

(a)	Earnings include income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

Comparability of the above information from year to year is affected by acquisitions and dispositions completed by us including the acquisition of Bresnan Broadband Holdings, LLC and its subsidiaries (“Bresnan”) in July 2013 and restricted cash and cash equivalents currently held in escrow pending consummation of the Comcast Transactions. See Note 3 to Charter’s consolidated financial statements included in Charter’s Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference in this Amendment, for additional information on the acquisition of Bresnan.

SELECTED HISTORICAL FINANCIAL DATA OF THE GREATLAND CONNECTIONS BUSINESS

The following table presents GreatLand Connections’ selected combined financial data as of and for the years ended December 31, 2014, 2013, 2012, 2011 and 2010. The combined statement of income data set forth below for the years ended December 31, 2014, 2013 and 2012 and the combined balance sheet data as of December 31, 2014 and 2013 are derived from the audited combined financial statements of the Comcast Cable Systems to be Contributed to Midwest Cable, Inc. included elsewhere in this Amendment, which have been audited by Deloitte & Touche LLP, an independent registered public accounting firm. The combined statement of income data for the year ended December 31, 2011 and the combined balance sheet data as of December 31, 2012 are derived from the audited combined financial statements of the Comcast Cable System to be Contributed to Midwest Cable, Inc. not included in this Amendment. The combined statement of income data for the year ended December 31, 2010 and the combined balance sheet data as of December 31, 2011 and 2010 are derived from the unaudited financial statements of the Comcast Cable Systems to be Contributed to Midwest Cable, Inc. not included in this Amendment.

The selected historical financial data presented below should be read in conjunction with the audited combined financial statements and accompanying notes included elsewhere in this Amendment. The selected combined financial data may not be indicative of GreatLand Connections’ future performance and does not necessarily reflect what the financial position and results of operations would have been had GreatLand Connections operated as a separate, stand-alone entity during the periods presented, including changes that will occur in its operations and capitalization as a result of the Spin-Off.

	For and as of the Years Ended December 31,
(in millions)	2014	2013	2012	2011	2010
Selected Statement of Income Information:
Revenue	$4,641	$4,470	$4,275	$4,018	$3,817
Operating income	$1,074	$1,042	$994	$860	$774
Net income	$650	$632	$602	$546	$466
Selected Balance Sheet Information:
Total Assets	$8,985	$8,999	$8,992	$9,119	$9,276
Long-term Debt	—	—	—	—	—

HISTORICAL AND PRO FORMA PER SHARE DATA OF CHARTER

The following tables set forth, as of and for the year ended December 31, 2014, selected unaudited per share information for Charter Class A common stock on a historical and pro forma basis after giving effect to the Transactions and the Bright House Transaction. Except for the historical net loss, basic and diluted for the year ended December 31, 2014, the information in the table is unaudited. You should read the table below in conjunction with the audited consolidated financial statements and related notes thereto of Charter and its subsidiaries for the year ended December 31, 2014, incorporated by reference in this Amendment. You should also read the table below in conjunction with the unaudited pro forma condensed consolidated balance sheet as of December 31, 2014, and the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2014. See, “Unaudited Pro Forma Financial Information.”

The Charter pro forma income per common share was calculated using the methodology described under the heading “Unaudited Pro Forma Financial Information” and is subject to all the assumptions, adjustments and limitations described thereunder. The pro forma per share data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the Comcast Transactions and the Bright House Transaction had been consummated at the beginning of the earliest period presented, and it is not necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the date of this Amendment.

As of and for the year ended December 31, 2014
Historical per Common Share Data:
Net loss, basic and diluted	$(1.70)
Book value	$1.30

Unaudited Pro Forma Common Share Data:
Net income—basic	$3.51
Net income—diluted	$2.69
Book value	$54.06

HISTORICAL MARKET PRICE AND DIVIDEND INFORMATION OF CHARTER COMMON STOCK

Charter’s Class A common stock is listed on NASDAQ under the symbol “CHTR.” The following table sets forth, for the periods indicated, the range of high and low last reported sale price per share of Charter’s Class A common stock on NASDAQ. On April 25, 2014, the last trading day before the announcement of the signing of the Transactions Agreement, the closing sale price of Charter Class A common stock reported by NASDAQ was $130.01. On April 2, 2015, the last practicable trading day prior to the date of this Amendment, the closing sale price of Charter Class A common stock reported by NASDAQ was $189.58.

Class A Common Stock

	High	Low
Calendar Year ending December 31, 2012
First quarter	$64.91	$56.15
Second quarter	$70.87	$59.41
Third quarter	$82.54	$71.59
Fourth quarter	$78.54	$67.50

Calendar Year ending December 31, 2013
First quarter	$106.29	$76.19
Second quarter	$128.57	$99.41
Third quarter	$137.29	$119.06
Fourth quarter	$144.02	$125.68

Calendar Year ending December 31, 2014
First quarter	$138.86	$121.25
Second quarter	$158.38	$117.83
Third quarter	$164.15	$151.37
Fourth quarter	$169.70	$140.25

Calendar Year ending December 31, 2015
First quarter (through April 2, 2015)	$193.46	$150.60

Charter has not paid stock or cash dividends on any of its common stock. Charter would be dependent on distributions from its subsidiaries if Charter were to make any dividends. Covenants in the indentures and credit agreements governing the debt obligations of our subsidiaries restrict their ability to make distributions to us, and accordingly, limit our ability to declare or pay cash dividends. Future cash dividends, if any, will be at the discretion of Charter’s board of directors and will depend upon, among other things, our future operations and earnings, capital requirements, general financial condition, contractual restrictions and such other factors as Charter’s board of directors may deem relevant.

Market price data for GreatLand Connections Class A common stock has not been presented as shares of GreatLand Connections Class A common stock do not trade separately from shares of Comcast common stock.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The accompanying unaudited pro forma financial information as of and for the year ended December 31, 2014 is intended to reflect the impacts of the Comcast Transactions and the Bright House Transaction on Charter’s consolidated financial statements as if the Comcast Transactions and the Bright House Transaction had occurred as of December 31, 2014 for the unaudited pro forma consolidated balance sheet and as of January 1, 2014 for the unaudited pro forma consolidated statement of operations. The accompanying unaudited pro forma financial information presents the pro forma consolidated financial position and results of operations of Charter based on the historical financial statements and accounting records of Charter, TWC, GreatLand Connections, Bright House and the related pro forma adjustments as described in these notes. The pro forma adjustments are included only to the extent they are (i) directly attributable to the Comcast Transactions and/or the Bright House Transaction, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

The Comcast Transactions will be valued at a 7.125 multiple of the respective cable systems’ Carveout 2014 EBITDA (as defined in the agreements), subject to certain post-closing adjustments. The Carveout 2014 EBITDA is an estimate and is subject to change based on discussions Charter and Comcast are having regarding the allocation of certain expenses. Although the ongoing discussions with Comcast may result in higher values, for purposes of this unaudited pro forma financial information, the value of the asset purchase and asset exchange transactions are estimated to be approximately $7.2 billion and $7.5 billion, respectively, and the valuation of GreatLand Connections, for purposes of determining the value of Charter’s equity interest, is estimated to be approximately $12.5 billion.

To fund the Comcast Transactions, Charter has received commitments from a number of leading Wall Street investment banks to provide incremental senior secured term loan facilities totaling up to $8.4 billion and a senior secured incremental revolving facility equal to $500 million under the Charter Communications Operating, LLC (“Charter Operating”) credit facility. Pursuant to that commitment, Charter has fully drawn on $3.5 billion of Term Loan G commitments, and $1.0 billion has been committed, but not issued, in an additional Charter Operating Term Loan A-2. The amount of the commitments for incremental term loan facilities was further reduced by $3.5 billion at the closing of the offering of $1.5 billion aggregate principal amount of 5.50% senior notes due 2022 and $2.0 billion aggregate principal amount of 5.75% senior notes due 2024 by CCOH Safari, LLC. The proceeds from the Term Loan G and the new senior notes are being held in escrow subject to the closing of the Comcast Transactions. The consideration for the assets acquired and transaction expenses incurred in connection with the Comcast Transactions is currently estimated at approximately $7.2 billion. The proceeds of the incremental facilities and the new senior notes will be used by Charter for the purpose of financing the asset purchase, paying fees and expenses incurred in connection with the asset purchase and the Comcast Transactions, for providing ongoing working capital and for other general corporate purposes of Charter Operating and its subsidiaries.

For purposes of this unaudited pro forma financial information, the value of the Bright House Transaction is estimated to be $10.4 billion. The consideration for the assets acquired and transaction expenses incurred in connection with the Bright House Transaction will be financed with new indebtedness of Charter currently estimated at approximately $2.1 billion in aggregate principal amount, the issuance of Charter Holdings preferred units estimated at approximately $2.5 billion and, using the Reference Price, the issuance of Charter Holdings Class A common units estimated at approximately $5.8 billion and the issuance of New Charter Class B common stock estimated at approximately $155 million. The Bright House Transaction excludes certain assets and liabilities such as cash, marketable securities, and pension-related assets and liabilities, among others. The indebtedness assumptions used herein for the Bright House Transaction are for illustrative purposes only and may not reflect the actual financing when completed. In addition, the fair value of the Bright House Transaction for accounting purposes will be based on the fair value of the Charter Holdings common units, Class B common stock and the Charter Holdings preferred units at the date of close and will vary based on the closing price of Charter’s Class A common stock on the date of closing of the Bright House Transaction and is subject to change.

The unaudited pro forma financial statements are based on (i) the audited financial statements of Charter and its subsidiaries for the year ended December 31, 2014 contained in Charter’s Annual Report on Form 10-K filed with the SEC on February 23, 2015 and incorporated by reference herein, (ii) the audited historical financial statements of the TWC Cable Systems to be Sold or Exchanged in the Divestiture Transactions with Charter Communications, Inc. (“TWC Cable Systems Acquired”) for the year ended December 31, 2014 contained in this Amendment, (iii) the audited historical financial statements of the Comcast Cable Systems to be Contributed to Midwest Cable, Inc. for the year ended December 31, 2014 contained in this Amendment, and (iv) the audited historical financial statements of Bright House Networks, LLC and Subsidiaries for the year ended December 31, 2014 contained in this Amendment.

The Comcast Transactions and the Bright House Transaction will be accounted for using the acquisition method of accounting. The unaudited pro forma financial information reflects the preliminary assessment of fair values and useful lives assigned to the assets acquired and liabilities assumed. The fair values assigned in the unaudited pro forma financial information are preliminary and represent Charter’s current best estimate of fair value and are subject to revision. The detailed valuation studies necessary to arrive at the required estimates of the fair values for the assets acquired and liabilities assumed have not commenced and the values of the Comcast Transactions have not been finalized. Significant assets and liabilities that are subject to preparation of valuation studies to determine appropriate fair value adjustments include property, plant and equipment and identifiable intangible assets, including franchises and customer relationships. Changes to the fair values of these assets and liabilities will also result in changes to goodwill and deferred tax liabilities.

The unaudited pro forma financial information is provided for illustrative purposes only and is based on available information and assumptions that Charter believes are reasonable. It does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Charter would have been had the Comcast Transactions or the Bright House Transaction occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified, changes in operating results following the date of the pro forma financial information and the finalization of the Comcast Transactions values.

Items Not Adjusted in the Unaudited Pro Forma Financial Information

The unaudited pro forma financial information does not reflect all reclassifications or adjustments to conform the TWC Cable Systems Acquired or the Bright House financial statement presentation or accounting policies to those adopted by Charter. At this time, Charter is not aware of any intercompany transactions that would have a material impact on the unaudited pro forma financial information that are not reflected in the pro forma adjustments. Further review may identify additional intercompany transactions, reclassifications or differences between the accounting policies of the companies that, when conformed, could have a material impact on the unaudited pro forma financial information of the combined company.

The unaudited pro forma financial information does not include any adjustment for liabilities or related costs that may result from integration activities, because management has not completed the process of making these assessments. Significant liabilities and related costs may ultimately be recorded for employee severance or relocation, costs of vacating some facilities and costs associated with other exit and integration activities. The unaudited pro forma statement of operations does not include any revenue or expense synergies or dis-synergies resulting from the Comcast Transactions or the Bright House Transaction, including programming costs or shared functions and other administrative and overhead allocations, as these adjustments are not factually supportable. Charter anticipates its programming costs, even after giving effect to the Comcast Transactions and the Bright House Transaction, may be higher than the costs included in the historical TWC Cable Systems Acquired and Bright House financial statements. The unaudited pro forma statement of operations also does not include an estimated $220 million and $55 million of non-recurring costs to be incurred directly attributable to the Comcast Transactions and the Bright House Transaction, respectively, such as escrow interest, investment banking fees and legal fees.

Charter intends to review the synergies of the combined business in advance of and subsequent to the completion of the Comcast Transactions and the Bright House Transaction, which may result in a plan to reorganize certain of the TWC Cable Systems Acquired’s or Bright House’s products, network, service operations and organizational structure. The costs of implementing such a plan, if it were to occur, and any resulting future changes in revenue or cost savings have not been reflected in the accompanying unaudited pro forma financial information. The unaudited pro forma financial information also does not include any revenue or expenses for services provided under the services agreement with GreatLand Connections for which Charter will be reimbursed the actual economic costs of such services.

The Comcast Transactions and the Bright House Transaction may result in changes to Charter’s tax rate used to determine deferred income taxes due to changes in apportionment factors related to state income taxes. Any changes in Charter’s deferred taxes as a result of the Comcast Transactions or Bright House Transaction will be reflected in income as of the closing dates. Therefore, the unaudited pro forma financial information does not include the impact of any such changes on Charter’s existing deferred tax assets and liabilities, as the analysis is not complete.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2014

(IN MILLIONS)

	Charter Historical	TWC Cable Systems Acquired	Charter Cable Systems Divested	Comcast Transactions Pro Forma Adjustments		Charter Pro Forma	Bright House	Bright House Pro Forma Adjustments		Charter Pro Forma As Adjusted
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3	$22	$(1)	$554	1a	$578	$654	$46	2a	$1,278
Accounts receivable, net	285	232	(71)	—		446	179	—		625
Prepaid expenses and other current assets	83	112	(28)	—		167	168	(137)	2b	198

Total current assets	371	366	(100)	554		1,191	1,001	(91)		2,101

RESTRICTED CASH AND CASH EQUIVALENTS	7,111	—	—	(7,111)	1a	—	—	—		—

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	8,373	2,934	(2,855)	675	1b	9,127	2,131	533	2c	11,791
Franchises	6,006	7,271	(1,927)	2,520	1b	13,870	802	3,949	2c	18,621
Customer relationships, net	1,105	270	(298)	1,814	1b	2,891	—	1,748	2c	4,639
Goodwill	1,168	1,178	(348)	2,387	1b	4,385	13	1,342	2c	5,740

Total investment in cable properties, net	16,652	11,653	(5,428)	7,396		30,273	2,946	7,572		40,791

EQUITY INVESTMENT	—	—	—	1,595	1d	1,595	—	—		1,595

OTHER NONCURRENT ASSETS	416	13	(42)	105	1a	492	474	(345)	2d	621

Total assets	$24,550	$12,032	$(5,570)	$2,539		$33,551	$4,421	$7,136		$45,108

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,635	$497	$(317)	$—		$1,815	$454	$(62)	2b	$2,207

Total current liabilities	1,635	497	(317)	—		1,815	454	(62)		2,207

LONG-TERM DEBT	21,023	—	—	601	1a	21,624	471	1,618	2b, 2e	23,713

DEFERRED INCOME TAXES	1,674	3,190	(1,141)	(331)	1c	3,392	—	—	2f	3,392

OTHER LONG-TERM LIABILITIES	72	41	(6)	859	1b	966	480	(480)	2g	966

SHAREHOLDERS’ EQUITY:
Controlling interest	146	8,304	(4,106)	1,410	1e	5,754	3,016	(2,216)	2e, 2h	6,554
Noncontrolling interest	—	—	—	—		—	—	8,276	2e	8,276

Total shareholders’ equity	146	8,304	(4,106)	1,410		5,754	3,016	6,060		14,830

Total liabilities and shareholders’ equity	$24,550	$12,032	$(5,570)	$2,539		$33,551	$4,421	$7,136		$45,108

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2014

(IN MILLIONS)

	Charter Historical	TWC Cable Systems Acquired	Charter Cable Systems Divested	Comcast Transactions Pro Forma Adjustments		Charter Pro Forma	Bright House	Bright House Pro Forma Adjustments		Charter Pro Forma As Adjusted
REVENUES:
Video	$4,443	$2,600	$(1,644)	$—		$5,399	$1,545	$—		$6,944
Internet	2,576	1,524	(1,011)	—		3,089	1,164	—		4,253
Voice	575	523	(227)	—		871	392	—		1,263
Commercial	993	609	(342)	—		1,260	405	—		1,665
Advertising sales	341	212	(94)	—		459	170	—		629
Other	180	36	(64)	269	1f,1g	421	28	55	2i	504

Total revenues	9,108	5,504	(3,382)	269		11,499	3,704	55		15,258

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	5,973	3,440	(2,284)	19	1g	7,148	2,504	(114)	2i	9,538
Shared asset charge	—	115	(52)	—		63	—	—		63
Depreciation and amortization	2,102	724	(724)	294	1h	2,396	416	377	2j	3,189
Other operating expenses, net	62	1	(24)	26	1k	65	(5)	3	2i	63

	8,137	4,280	(3,084)	339		9,672	2,915	266		12,853

Income from operations	971	1,224	(298)	(70)		1,827	789	(211)		2,405

OTHER INCOME (EXPENSES):
Interest expense, net	(911)	—	1	(297)	1i	(1,207)	(38)	(37)	2k	(1,282)
Equity in income of investee	—	—	—	35	1j	35	—	—		35
Loss on derivatives instruments, net	(7)	—	—	—		(7)	—	—		(7)

	(918)	—	1	(262)		(1,179)	(38)	(37)		(1,254)

Income before taxes	53	1,224	(297)	(332)		648	751	(248)		1,151
Income tax benefit (expense)	(236)	(467)	119	208	1l	(376)	—	—	2m	(376)

Consolidated net income (loss) before nonrecurring charges directly attributable to the Transactions	(183)	757	(178)	(124)		272	751	(248)		775
Less: Noncontrolling interest expense	—	—	—	—		—	—	(362)	2l	(362)

Net income (loss) before nonrecurring charges directly attributable to the Transactions	$(183)	$757	$(178)	$(124)		$272	$751	$(610)		$413

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(1.70)					$2.31				$3.51

Diluted	$(1.70)					$2.28				$2.69

Weighted average common shares outstanding:
Basic	108,374,160			9,219,434	1d	117,593,594		—	2a	117,593,594

Diluted	108,374,160			9,219,434	1d	119,043,009		34,279,843	2a,2e	153,322,852

Notes to Unaudited Pro Forma Financial Statements

Note. 1. Comcast Transactions Pro Forma Adjustments

(a)	Represents the following sources and uses as a result of the Comcast Transactions (in millions).

Sources:
Restricted cash and cash equivalents to fund Comcast Transactions and escrow interest	$7,111
Issuance of long-term debt (accreted value)	1,000
Fair value of Charter divested cable systems	7,887
Issuance of Charter Class A common stock	1,595

$17,593

Uses:
Fair value of TWC Cable Systems Acquired	$14,720
Acquisition of interest in GreatLand Connections	1,595
Advisor fees and other expenses directly related to the Comcast Transactions	220
Deferred financing fees	105
Cash	554
Repayment of Charter Operating revolving credit facility	399

$17,593

(b)	Represents adjustments to reflect the estimated fair values of the identifiable assets acquired and liabilities assumed in the Comcast Transactions. The fair value of the Asset Purchase and Asset Exchange consideration is estimated to be approximately $14.7 billion and the fair value of the GreatLand Connections interest is estimated to be approximately $1.6 billion for purposes of the unaudited pro forma financial information. Charter will pay to Comcast the value of the tax benefits Charter realizes from a step-up in basis from the Asset Purchase, at the earlier of the time of realization or eight years (the “Tax Benefit Payment”). The estimated fair value of the Tax Benefit Payment is approximately $900 million and is included in other long-term liabilities in the preliminary purchase price allocation below.

The table below presents the preliminary purchase price for the cable systems acquired as if the Comcast Transactions had closed on December 31, 2014, along with a preliminary allocation of purchase price to the assets acquired and liabilities assumed.

Preliminary Purchase Price (in millions)

Fair value of cable systems acquired in Asset Purchase Transaction	$7,222
Fair value of cable systems acquired in Asset Exchange Transaction	7,498
Fair value of Charter stock issued for GreatLand Connections interest	1,595

$16,315

Preliminary Allocation of Purchase Price (in millions)

Current assets	$366
Property, plant and equipment, net	3,609
Franchises	9,791
Customer relationships, net	2,084
Goodwill	3,565
Equity investment	1,595
Other noncurrent assets	13
Current liabilities	(497)
Deferred income taxes	(3,311)
Other long-term liabilities	(900)

$16,315

The preliminary estimates are based upon currently available information and prior valuation history. As such, additional assets and liabilities may be identified and reflected in the final purchase price allocation. For purposes of the preliminary purchase price allocation, Charter assumed a 23% increase to the net book value of the TWC Cable Systems Acquired property, plant and equipment. Charter based this assumption on increases to net book values reflected in valuations on Charter assets performed previously for general business purposes. The fair values of franchises and customer relationships were based on previous valuations performed by TWC and allocated to cable systems in the Comcast Transactions by applying a relative percentage of the excess purchase price to the intangible assets. The valuations performed by TWC used discounted cash flows associated with the franchises and customer relationships consistent with their long range projections. Goodwill represents the residual of the purchase price over the fair value of the identified assets acquired and liabilities assumed. No fair value adjustments are reflected in the working capital balances as they are estimated to be at fair value. Other long-term liabilities have been eliminated as they are assumed to have no fair value. Upon completion of the fair value assessment following the closing of the Comcast Transactions, Charter anticipates the finalized fair values of the net assets acquired will differ from the preliminary assessment outlined above. Generally, changes to the initial estimates of the fair value of the assets acquired and liabilities assumed will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill. If upon completion of the valuations, the fair values are 10% greater or less than the amounts included in the preliminary purchase price allocation above, such a change would not likely have a material impact on the financial position or results of operations of Charter.

(c)	Represents an adjustment of Charter’s historical deferred tax liability due to the preliminary purchase price allocation, which includes an additional deferred income tax liability for the excess of book value over the estimated tax basis of the equity investment Charter is making in the GreatLand Transaction.

The deferred income tax liability recognized in connection with the Comcast Transactions reflects currently available information as well as estimates and assumptions made in accordance with the basis of presentation of the unaudited pro forma financial information. The final deferred income tax liability recognized in connection with the Comcast Transactions could be significantly different. Additionally, the difference between the amount reflected in note 1(b) above and what is the reflected in the balance sheet represents a partial release of Charter’s valuation allowance due to the Comcast Transactions of $452 million.

(d)	Reflects Charter’s approximate 33% investment in GreatLand Connections accounted for under the equity method of accounting. Charter’s investment in GreatLand Connections is estimated to be approximately $1.6 billion, which represents Charter’s 33% investment in GreatLand Connections’ equity value of $4.7 billion and the issuance of equity for the payment of 33% of GreatLand Connections’ financing fees and is calculated as follows (in millions).

GreatLand Connections’ valuation	$12,497
GreatLand Connections’ financing transactions	7,800

Equity valuation	4,697
GreatLand Connections’ financing costs	107

4,804
33%

Charter’s investment in GreatLand Connections	$1,595

Based on the Reference Price, Charter estimates issuing approximately 9.2 million shares of New Charter stock in connection with the GreatLand Transaction. A 5% change in Charter’s closing stock price would change the number of shares issued by approximately 0.5 million shares.

(e)	Reflects the following adjustments (in millions).

Elimination of TWC’s historical shareholders’ equity	$(8,304)
Fair value of the Charter cable systems in the Asset Exchange	7,887
Charter’s investment in GreatLand Connections	1,595
Reduction in valuation allowance	452
Advisor fees and other expenses directly related to the Comcast Transactions	(220)

Shareholders’ equity	$1,410

Advisor fees and other expenses directly related to the Comcast Transactions of $220 million are not reflected in the unaudited pro forma statements of operations and consist primarily of escrow interest, investment banking fees and legal fees.

Deferred tax liabilities recognized in connection with the Comcast Transactions, which are expected to reverse and generate future taxable income, result in a reduction of the Company’s preexisting valuation allowance associated with its deferred tax assets. Such reduction in the valuation allowance is not reflected in the unaudited pro forma statements of operations as it is nonrecurring.

(f)	Charter increased other revenue by $200 million for the year ended December 31, 2014 representing Charter’s services fee of 4.25% of GreatLand Connections’ gross revenues.

(g)	Represents the following reclassifications of TWC’s financial statement classification to conform to Charter’s financial statement classification for the year ended December 31, 2014 (in millions).

Processing fees revenue	$69
Merger and acquisition costs reclassed to note 1(k) below	(50)

Total pro forma adjustment	$19

(h)	Charter increased depreciation and amortization by $294 million for the year ended December 31, 2014 as follows (in millions).

	Depreciation	Amortization	Total
TWC Cable Systems Acquired pro forma expense based on fair value	$601	$417	$1,018
TWC Cable Systems Acquired historical expense			(724)

Total pro forma depreciation and amortization adjustment			$294

The increase was estimated using a preliminary average useful life of 6 years for property, plant and equipment and 9 years for customer relationships. Customer relationships are amortized using an accelerated method (sum of the years’ digits) to reflect the period over which the relationships are expected to generate cash flows. The effect of a one-year decrease in the weighted average useful life of property, plant and equipment would be an increase to depreciation expense of approximately $120 million for the year ended December 31, 2014. The effect of a one-year increase would result in a decrease of approximately $86 million for the year ended December 31, 2014. The pro forma adjustments are based on current estimates and may not reflect actual depreciation and amortization once the purchase price allocation is finalized and final determination of useful lives are made.

(i)	For the year ended December 31, 2014, interest expense, net increased by $297 million representing additional interest expense on debt already incurred to fund the Asset Purchase and Asset Exchange and related amortization of deferred financing fees. The interest in addition to the interest expense already reflected in the historical results was calculated as follows (in millions) based on the completed financing of the Comcast Transactions as if it occurred on January 1, 2014. LIBOR is assumed to be 0.17% as of December 31, 2014 for the Charter Operating term loans and revolving credit facility. LIBOR for the term loan G is 0.75% based on the LIBOR floor.

	Principal Amount	Interest Rate	Year Ended December 31, 2014
Term loan G commitments	$3,500	3.50% + LIBOR; 0.75% LIBOR floor	$104
Senior notes due 2022	$1,500	5.50%	70
Senior notes due 2024	$2,000	5.75%	97
Charter Operating term loans	$1,000	2.00% + LIBOR	22
Repayment of Charter Operating revolving credit facility	$399	2.00% + LIBOR	(8)
Amortization of deferred financing fees and original issue discount			12

Total pro forma interest expense adjustment			$297

(j)	Equity in income of investee of $35 million for the year ended December 31, 2014 primarily represents the following (in millions).

GreatLand Connections’ historical net income	$650
Services fee of 4.25%	(200)
Elimination of transaction costs	52
Additional depreciation and amortization based on asset step-up	(344)
Interest expense on debt to be incurred by GreatLand Connections	(400)
Income tax impact at 39.1%	349

GreatLand Connections’ pro forma net income	107
Charter’s share of GreatLand Connections’ pro forma net income	33%

Equity in income of investee	$35

Additional depreciation and amortization is based on the preliminary estimate of the excess of the fair value over the book value of GreatLand Connections’ assets acquired in accordance with the application of equity method of accounting.

(k)	Represents the addition of $50 million of merger and acquisition costs reclassed from note 1(g) above and the elimination of $24 million of transaction costs incurred by Charter in connection with the Comcast Transactions.

(l)	Represents a reduction to income tax expense of the TWC Cable Systems Acquired due to Charter’s valuation allowance position, offset by additional tax expense from amortization of additional indefinite-lived intangibles for tax purposes but not for book purposes, plus the tax effect on the equity earnings from GreatLand Connections. The calculation of income tax expense is based on the preliminary purchase price allocation of the Comcast Transactions, which is subject to change.

Note 2. Bright House Pro Forma Adjustments

(a)	Represents issuance of approximately 4.0 million shares of New Charter Class A common stock at the Reference Price to Liberty for $700 million cash in connection with the Stockholders Agreement. Since the proceeds from the issuance will be used for general corporate purposes, the shares issued are not reflected in the denominator in computing pro forma earnings (loss) per common share on the unaudited pro forma consolidated statement of operations. This increase in cash was partially offset by the elimination of $654 million of cash not assumed in the Bright House Transaction.

(b)	Represents the elimination of assets and liabilities not assumed in the Bright House Transaction, consisting of primarily $112 million of short-term marketable securities, $25 million of short-term parent company receivables, $43 million of current maturities of long-term debt, $16 million of accrued interest, $3 million of current pension obligations and $471 million of long-term debt.

(c)	Represents adjustments to reflect the estimated fair values of the identifiable assets acquired and liabilities assumed in the Bright House Transaction. The fair value is estimated to be approximately $10.4 billion for purposes of the unaudited pro forma financial information using the Reference Price to value the Charter Holdings common units and Class B common stock (see note 2(e)). The actual fair value of the Bright House Transaction for accounting purposes will be based on the actual closing price of Charter’s Class A common stock on the date of close and the fair value of the preferred units in Charter Holdings on the date of close and is subject to change. A 10% increase or decrease in the closing price of Charter’s Class A common stock would increase or decrease the fair value for accounting purposes by approximately $0.6 billion.

The table below presents the preliminary allocation of purchase price to the assets acquired and liabilities assumed for the Bright House cable systems as if the Bright House Transaction had closed on December 31, 2014.

Preliminary Allocation of Purchase Price (in millions)

Current assets	$210
Property, plant and equipment, net	2,664
Franchises	4,751
Customer relationships, net	1,748
Goodwill	1,355
Other noncurrent assets	109
Current liabilities	(392)

$10,445

The preliminary estimates are based upon currently available information and prior valuation history. As such, additional assets and liabilities may be identified and reflected in the final purchase price allocation. For purposes of the preliminary purchase price allocation, Charter assumed a 25% increase to the net book value of Bright House’s property, plant and equipment. Charter based this assumption on increases to net book values reflected in valuations on Charter assets performed previously for general business purposes adjusting for differences in capitalization policies. The fair values of franchises and customer relationships were based on previous valuations of Charter assets for general business purposes and allocated to the Bright House cable systems by applying a relative percentage of the excess purchase price to the intangible assets. Goodwill represents the residual of the purchase price over the fair value of the identified assets acquired and liabilities assumed. No fair value adjustments are reflected in the working capital balances as they are estimated to be at fair value. Upon completion of the fair value assessment following the closing of the Bright House Transaction, Charter anticipates the finalized fair values of the net assets acquired will differ from the preliminary assessment outlined above. Generally, changes to the initial estimates of the fair value of the assets acquired and liabilities assumed will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill. If upon completion of the valuations, the fair values are 10% greater or less than the amounts included in the preliminary purchase price allocation above, such a change would not likely have a material impact on the financial position or results of operations of Charter.

(d)	Represents the elimination of $365 million of long-term marketable securities not assumed in the Bright House Transaction, partially offset by deferred financing fees associated with the issuance of debt as noted below.

(e)	Represents the following sources and uses as a result of the Bright House Transaction (in millions).

Sources:
Issuance of long-term debt	$2,089
Issuance of Charter Holdings common units (noncontrolling interest)	5,776
Issuance of Charter Holdings convertible preferred units (noncontrolling interest)	2,500
Issuance of Class B common stock (controlling interest)	155

$10,520

Uses:
Fair value of Bright House cable systems	$10,445
Advisor fees and other expenses directly related to the Bright House Transaction	55
Transaction Deferred financing fees	20

$10,520

Charter Holdings will issue approximately 33.4 million common units that are exchangeable into New Charter Class A common stock on a one-for-one basis which are valued for pro forma purposes based on the Reference Price, at approximately $5.8 billion. These units are recorded in noncontrolling interest on the unaudited pro forma consolidated balance sheet. New Charter will also issue approximately 0.9 million shares of Class B common stock that are exchangeable into New Charter Class A common stock on a one-for-one basis which are valued for pro forma purposes based on the Reference Price, at approximately $155 million. The Class B common stock is recorded in controlling interest on the unaudited pro forma consolidated balance sheet. The 33.4 million Charter Holdings common units and the 0.9 million shares of Class B common stock are included in the computation of pro forma diluted earnings per share on the unaudited consolidated pro forma statement of operations. The actual value of the Charter Holdings common units and Class B common stock for accounting purposes will be based on the closing price of Charter’s Class A common stock on the date of closing of the Bright House Transaction and is subject to change.

Charter Holdings will issue approximately 10.3 million convertible preferred units valued for pro forma purposes based on its $2.5 billion aggregate liquidation preference. These units are recorded in noncontrolling interest on the unaudited pro forma consolidated balance sheet. The preferred units are convertible into 10.3 million Charter Holdings common units based on a conversion feature as defined in the Contribution Agreement and further exchangeable into 10.3 million New Charter Class A common stock on a one-for-one basis. The preferred units are not included in the computation of pro forma diluted earnings per share on the unaudited consolidated pro forma statement of operations because the effect would have been antidilutive. The actual value of the Charter Holdings preferred units for accounting purposes will be recorded at fair value at the date of closing.

In connection with the Bright House Transaction, Charter and A/N will enter into a tax receivable agreement which will apply to an exchange or sale of the Charter Holdings common and preferred units between the partners that will provide for a payment by New Charter to A/N of 50% of the tax benefit that will be realized by New Charter from the step-up in tax basis from the exchange or sale. Charter has not recorded a pro forma adjustment for this contingent consideration obligation in the preliminary purchase price allocation as it is impractical to estimate its fair value since the tax benefit is dependent on future uncertain events that are outside New Charter’s control. A future exchange or sale is not based on a fixed and determinable date and the exchange or sale is not certain to occur. If and when an exchange or sale occurs in the future, the undiscounted value of the obligation is estimated to be in the range of zero to $2 billion depending on measurement of the tax step-up in the future and New Charter’s ability to realize the tax benefit in the subsequent periods following the exchange or sale.

(f)	No pro forma adjustment was recorded to net deferred income tax liabilities directly attributable to the Bright House Transaction in the unaudited pro forma consolidated balance sheet. New Charter will record net deferred tax liabilities related to its investment in Charter Holdings following the Comcast Transactions and the Bright House Transaction similar to Charter’s recognition of net deferred tax liabilities in its existing investment in Charter Communications Holding Company, LLC (“Charter Holdco”). Due to Charter’s valuation allowance position, the net deferred tax liabilities in its investment in Charter Holdco are largely attributable to the characterization of franchises for financial reporting purposes as indefinite-lived. Upon A/N’s contribution of substantially all of the Bright House assets and liabilities to Charter Holdings, it is not anticipated to significantly change the component of Charter’s investment in Charter Holdings that relates to differences between book and tax for its franchise assets.

(g)	Represents the elimination of $480 million of pension and other benefit related liabilities not assumed in the Bright House Transaction and the elimination of other long-term liabilities assumed to have no fair value in purchase accounting.

(h)	Reflects the following adjustment (in millions).

Elimination of Bright House’s historical shareholders’ equity	$(3,016)
Issuance of New Charter Class A common stock to Liberty (see Note 2a)	700
Issuance of New Charter Class B common stock to A/N	155
Advisor fees and other expenses directly related to the Bright House Transaction	(55)

Controlling interest	$(2,216)

Advisor fees and other expenses directly related to the Bright House Transaction of $55 million are not reflected in the unaudited pro forma statements of operations and consist primarily of investment banking fees and legal fees.

(i)	Represents the following for the year ended December 31, 2014 (in millions).

Elimination of pension plans and costs related to parent company obligations not assumed by Charter in the Bright House Transaction	$(54)
Adjustment to capitalize residential installation labor and other labor costs to conform to Charter’s capitalization accounting policy	(112)
Reclassification to conform to Charter’s financial statement classification for processing fees revenue	55
Reclassification to conform to Charter’s financial statement classification for other operating expense, net	(3)

Total pro forma adjustment	$(114)

(j)	Charter increased depreciation and amortization by $377 million for the year ended December 31, 2014 as follows (in millions).

	Depreciation	Amortization	Total
Bright House pro forma expense based on fair value	$444	$349	$793
Bright House historical expense			(416)

Total pro forma depreciation and amortization adjustment			$377

The increase was estimated using a preliminary average useful life of 6 years for property, plant and equipment and 9 years for customer relationships. Customer relationships are amortized using an accelerated method (sum of the years’ digits) to reflect the period over which the relationships are expected to generate cash flows. The effect of a one-year decrease in the weighted average useful life of property, plant and equipment would be an increase to depreciation expense of approximately $89 million for the year ended December 31, 2014. The effect of a one-year increase would result in a decrease of approximately $63 million for the year ended December 31, 2014. The pro forma adjustments are based on current estimates and may not reflect actual depreciation and amortization once the purchase price allocation is finalized and final determination of useful lives are made.

(k)	For the year ended December 31, 2014, interest expense, net increased by $37 million representing expected additional interest expense on debt to be incurred to fund the Bright House Transaction and related amortization of deferred financing fees offset by the elimination of historical interest expense incurred by Bright House as debt is not assumed in the Bright House Transaction. Although the nature of the debt financing may be secured by bank debt or unsecured bonds, for pro forma purposes the $2.0 billion of debt issued for the Bright House Transaction was assumed to be based on current market interest rates on bank debt.

(l)	Reflects the following noncontrolling interest adjustment for the year ended December 31, 2014 (in millions).

Charter Holdings pro forma net income for the Comcast Transactions and Bright House Transaction	$1,138
Charter Holdings 6% cash dividend to preferred unit holders	(150)

Charter Holdings pro forma net income	988
A/N pro forma noncontrolling interest in Charter Holdings excluding preferred units	21.5%

Noncontrolling interest expense—Charter Holdings common units	212
Noncontrolling interest expense—Charter Holdings preferred units	150

Noncontrolling interest expense pro forma adjustment	$362

The allocation of Charter Holdings’ net income to noncontrolling interest for financial reporting purposes is first allocated to the preferred units for its stated dividend following its aggregate liquidation preference. The residual Charter Holdings net income is allocated to the common unit holders in Charter Holdings based on the relative economic common ownership interests in Charter Holdings. A/N’s relative economic common ownership interest in Charter Holdings used for pro forma purposes is 21.5%.

(m)	No pro forma adjustment was recorded to income tax benefit (expense) directly attributable to the Bright House Transaction in the unaudited pro forma consolidated statement of operations. Due to Charter’s valuation allowance position, Charter’s deferred tax expense is primarily related to changes to the component of Charter’s investment in Charter Holdco that relates to differences between book and tax for its indefinite-lived franchise assets. Although the initial A/N contribution of substantially all of the Bright House assets and liabilities to Charter Holdings is not anticipated to significantly change the differences between book and tax for its franchise component of New Charter’s investment, post combination tax allocations from Charter Holdings are anticipated to create changes in the franchise component. Charter is currently unable to estimate how those post combination changes would have impacted income tax benefit (expense) on a pro forma basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS

AND EXECUTIVE OFFICERS OF CHARTER

The following table sets forth information as of February 28, 2015 regarding the beneficial ownership of Charter’s Class A common stock by:

•	each holder of more than 5% of our outstanding shares of common stock;

•	each of our directors and Named Executive Officers; and

•	all of our directors and executive officers as a group.

	Shares Beneficially Owned(1)
Name	Number	Percent of Class
5% Stockholders:
Liberty Broadband Corporation(2)	28,838,718	25.74%
SPO Advisory Corp., John H. Scully and Edward H. McDermott(3)	7,648,448	6.83%
Berkshire Hathaway Inc.(4)	6,198,237	5.53%

Directors and Executive Officers:
W. Lance Conn	8,456	*
Michael P. Huseby	2,223	*
Craig Jacobson	16,333	*
Gregory B. Maffei(5)	—	*
John C. Malone(5)	—	*
John D. Markley, Jr.	36,106	*
David C. Merritt	8,456	*
Balan Nair	2,223	*
Eric L. Zinterhofer	11,323	*
Thomas M. Rutledge(6)	880,744	*
Christopher L. Winfrey(7)	436,082	*
John Bickham(8)	273,500	*
Donald F. Detampel, Jr.(9)	90,284	*
Jonathan Hargis(10)	29,963	*

All executive officers and directors as a group (23 persons)(11)	2,026,647	1.79%

*	less than 1%
(1)	Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Common stock subject to options that are currently exercisable or exercisable within 60 days of February 28, 2015 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The calculation of this percentage assumes for each person the acquisition by such person of all shares that may be acquired upon exercise of warrants to purchase shares of Class A common stock. Percentage of beneficial ownership is based on 112,017,373 shares of Class A common stock outstanding as of February 28, 2015. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is 400 Atlantic Street, Stamford, CT 06901.

(2)	Based on the Schedule 13D filed by Liberty on November 13, 2014. Such reported amount included warrants to purchase 1,083,296 shares of Class A common stock that were fully exercisable as of such date. Such warrants were subsequently exercised on November 17, 2014 based upon the Form 4 Report filed by Liberty on November 19, 2014. The address of Liberty Broadband is 12300 Liberty Boulevard, Englewood, Colorado 80112. On May 1, 2013, Liberty Media Corporation (“Liberty Media”) acquired beneficial ownership of 27,941,873 shares of Class A common stock in a private transaction involving three stockholders of Charter pursuant to a stock purchase agreement dated March 19, 2013.
(3)	The equity ownership reported in this table is based on the reporting persons’ most recently available Schedule 13G/A dated December 31, 2014 and filed on February 17, 2015. Reported total includes shares beneficially owned by the reporting persons as follows: Sole voting and dispositive power of SPO Partners II, L.P. (“SPO”) as to 7,128,948 of the shares reported as beneficially owned is exercised through its sole general partner, SPO Advisory Partners, L.P. (“SPO Advisory Partners”). Sole voting and dispositive power of SPO Advisory Partners as to 7,128,948 of the shares reported as beneficially owned is exercised through its sole general partner, SPO Advisory Corp. (“SPO Advisory Corp.”). Sole voting and dispositive power of San Francisco Partners, L.P. (“SFP”) as to 443,600 of the shares reported as beneficially owned is exercised through its sole general partner, SF Advisory Partners, L.P. (“SF Advisory Partners”). Sole voting and dispositive power of SF Advisory Partners as to 443,600 of the shares reported as beneficially owned is exercised through its sole general partner, SPO Advisory Corp. Sole voting and dispositive power of SPO Advisory Corp. as to 7,572,548 of the shares reported as beneficially owned is exercised through its three controlling persons, John H. Scully (“JHS”), Edward H. McDermott (“EHM”) and Eli J. Weinberg (“EJW”). Of the shares reported as beneficially owned, 12,300 shares are held in JHS’ individual retirement account which is self-directed and 63,000 shares may be deemed to be beneficially owned by JHS solely in his capacity as a controlling person, sole director and executive officer of the Phoebe Snow Foundation, Inc. (“PSF”). Shared voting and dispositive power as to 7,572,548 of the shares reported as beneficially owned may be deemed to be beneficially owned by JHS solely in his capacity as one of three controlling persons of SPO Advisory Corp. Sole voting and dispositive power of PSF as to 63,000 of the shares reported as beneficially owned is exercised through its controlling person, sole director and executive officer, JHS. Of the shares reported as beneficially owned, 600 shares are held by EHM in his individual retirement account which is self-directed. Shared voting and dispositive power as to 7,572,548 of the shares reported as beneficially owned may be deemed to be beneficially owned by EHM solely in his capacity as one of three controlling persons of SPO Advisory Corp. Shared voting and dispositive power as to 7,572,548 of the shares reported as beneficially owned may be deemed to be beneficially owned by EJW solely in his capacity as one of three controlling persons of SPO Advisory Corp. The principal business address of all reporting persons is: 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. SPO, SPO Advisory Partners and SF Advisory Partners are Delaware limited partnerships. SFP is a California limited partnership. SPO Advisory Corp. and PSF are Delaware corporations. JHS, EHM and EJW are all citizens of the United States of America.
(4)

The equity ownership reported in this table is based on the reporting persons’ most recently available Schedule 13G dated December 31, 2014 and filed on February 17, 2015 filed by Berkshire Hathaway Inc., 3555 Farnam Street, Omaha, Nebraska 68131 (“BH”), Warren E. Buffett, 3555 Farnam Street, Omaha Nebraska 68131 (“WB”), National Indemnity Company, 3024 Harney Street, Omaha Nebraska 68131 (“NIC”), GEICO Corporation, One GEICO Plaza, Washington DC 20076 (“GEICO”), Government Employees Insurance Company, One GEICO Plaza, Washington DC 20076 (GEIC”), GEICO Advantage Insurance Company, One GEICO Plaza, Washington DC 20076 (“GAIC”), GEICO Casualty Company, One GEICO Plaza, Washington DC 20076 (“GCC”), GEICO Choice Insurance Company, One GEICO Plaza, Washington DC 20076 (“GCIC”), GEICO Secure Insurance Company (“GSIC”), The Buffalo News Drivers/Distributors Pension Plan, One News Plaza, Buffalo New York 14240 (“BNDDPP”), Buffalo News Editorial Pension Plan, One News Plaza, Buffalo, New York 14240 (“BNEPP”), BNSF Master Retirement Trust, c/o BNSF Railway, 2650 Lou Menk Drive, Fort Worth, Texas 76131 (“BNSF”), Buffalo News Mechanical Pension Plan (“BNMPP”), Buffalo News Office Pension Plan (“BNOPP”), Flight Safety International Inc. Retirement Income Plan (“FSI”), Fruit of the Loom Pension Trust (“FLPT”), GEICO Corporation Pension Plan Trust (“GCPPT”), General Re Corporation Employment Retirement Trust

(“GRCERT”), Johns Manville Corporation Master Pension Trust (JMCMPT”), Benjamin Moore & Co. Revised Retirement Income Plan (“BMCRRIP”) and Lubrizol Master Trust Pension, c/o The Lubrizol Corporation, 29400 Lakeland Blvd., Wickliffe, Ohio 44092 (“LMTP”). The 13G reports as follows: WB and BH have shared voting and dispositive power over 6,198,237 of the reported shares; NIC and GEICO have shared voting and dispositive power over 4,283,955 of the reported shares; GEIC has shared voting and dispositive power over 1,749,392 of the reported shares; GAIC has shared voting and dispositive power over 408,468 of the reported shares; GCC has shared voting and dispositive power over 1,726,829 of the reported shares; GCIC has shared voting and dispositive power over 212,105 of the reported shares; GSIC has shared voting and dispositive power over 187,161 of the reported shares; BNDDPP has shared voting and dispositive power over 6,800 of the reported shares; BNEPP has shared voting and dispositive power over 9,000 of the reported shares; BNSF has shared voting and dispositive power over 804,215 of the reported shares; BNMPP has shared voting and dispositive power over 16,000 of the reported shares; BNOPP has shared voting and dispositive power over 5,000 of the reported shares; FSI has shared voting and dispositive power over 156,067 of the reported shares; FLPT has shared voting and dispositive power over 50,000 of the reported shares; GCPPT has shared voting and dispositive power over 100,000 of the reported shares; GRCERT has shared voting and dispositive power over 317,000 of the reported shares; JMCMPT has shared voting and dispositive power over 100,000 of the reported shares; BMCRRIP has shared voting and dispositive power over 200 of the reported shares; and LMTP has shared voting and dispositive power over 350,000 of the reported shares.
(5)	Mr. Maffei is the President and Chief Executive Officer and Mr. Malone is the Chairman of the Board of Liberty which beneficially owns 25.74% of our Class A common stock and they each expressly disclaim beneficial ownership of any shares owned by Liberty.
(6)	Includes: 152,927 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but eligible to be voted; 150,000 time-vesting options vested and exercisable; and 335,100 performance-vesting options vested and exercisable.
(7)	Includes: 90,000 options vested and exercisable; 51,666 time-vesting options and 180,833 performance-vesting options that are vested and exercisable; and 6,459 time-vesting options exercisable within 60 days of February 28, 2015. Also includes 55,000 shares beneficially held by Mr. Winfrey and owned by Atalaya Management, LLC which is 100% owned by The Christopher Lawrence Winfrey Revocable Trust, a revocable trust pursuant to which Mr. Winfrey is the grantor and beneficiary with the power to revoke the trust.
(8)	Includes: 116,000 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but eligible to be voted. Also includes 35,000 time-vesting options and 70,000 performance-vesting options that are vested and exercisable; 17,500 time-vesting options exercisable within 60 days of February 28, 2015; and 35,000 performance-vesting options exercisable within 60 days of February 28, 2015.
(9)	Includes: 8,750 options and 12,916 time-vesting options that are vested and exercisable. Also includes 6,459 time-vesting options exercisable within 60 days of February 28, 2015.
(10)	Includes: 13,333 time-vesting options that are vested and exercisable; 8,333 time-vesting options exercisable within 60 days of February 28, 2015 and 5,000 restricted stock units vesting within 60 days of February 28, 2015.
(11)	Includes: options and restricted stock units that are exercisable or eligible to become vested within sixty days of February 28, 2015, and the shares of our Class A common stock beneficially owned described in footnotes (6), (7), (8), (9) and (10).

EXPERTS

The consolidated financial statements of Charter Communications, Inc. and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Bresnan Broadband Holdings, LLC and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the two-year period ending December 31, 2012, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, an independent auditor, appearing in our Current Report on Form 8-K filed on April 19, 2013, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of the Comcast Cable Systems to be Contributed to Midwest Cable, Inc. as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, and the related combined financial statement schedule included in this proxy statement/prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein (which report on the combined financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to the basis of presentation of the combined financial statements). Such combined financial statements and combined financial statement schedule have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statement of Midwest Cable, Inc. as of December 31, 2014 and September 22, 2014, included in this proxy statement/prospectus, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statement is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of TWC Cable Systems to be Sold or Exchanged in the Divestiture Transactions with Charter Communications, Inc. (A Carve-Out of Time Warner Cable Inc.) as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, appearing in this proxy statement/prospectus and registration statement have been audited by Ernst & Young LLP, an independent auditor, as set forth in their report thereon and appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Bright House Networks, LLC as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, have been included herein in reliance upon the report of KPMG LLP, an independent auditor, included herein, and upon the authority of said firm as experts in accounting and auditing.

INDEX TO COMBINED FINANCIAL STATEMENTS

Index	Page
Combined Financial Statements of Comcast Cable Systems to be Contributed to Midwest Cable, Inc.
Audited Combined Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Combined Balance Sheet	F-3
Combined Statement of Income	F-4
Combined Statement of Cash Flows	F-5
Combined Statement of Changes in Parent Company Net Investment	F-6
Notes to Combined Financial Statements	F-7
Report of Independent Registered Public Accounting Firm	F-18
Schedule II—Valuation and Qualifying Accounts	F-19
Combined Financial Statements of TWC Cable Systems to be Sold or Exchanged in the Divestiture Transactions with Charter Communications, Inc. (A Carve-out of Time Warner Cable Inc.)
Audited Combined Financial Statements
Report of Independent Auditors	F-20
Combined Balance Sheet	F-21
Combined Statement of Operations	F-22
Combined Statement of Cash Flows	F-23
Combined Statement of Equity	F-24
Notes to Combined Financial Statements	F-25
Financial Statement of Midwest Cable, Inc.
Report of Independent Registered Public Accounting Firm	F-42
Balance Sheet	F-43
Notes to Financial Statement	F-44
Consolidated Financial Statements of Bright House Networks, LLC and Subsidiaries
Independent Auditors’ Report	F-45
Consolidated Balance Sheets	F-46
Consolidated Statements of Income	F-47
Consolidated Statements of Comprehensive Income	F-48
Consolidated Statements of Changes in Member’s Equity	F-49
Consolidated Statements of Cash Flows	F-50
Notes to Consolidated Financial Statements	F-51

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Midwest Cable, Inc.

Philadelphia, Pennsylvania

We have audited the accompanying combined balance sheets of the Comcast Cable Systems to be Contributed to Midwest Cable, Inc. (the “Company”) as of December 31, 2014 and 2013 and the related combined statements of income, cash flows, and changes in parent company net investment for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Comcast Cable Systems to be Contributed to Midwest Cable, Inc. as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1, the Company is an integrated business of Comcast Corporation and is not a stand-alone entity. The accompanying combined financial statements reflect the assets, liabilities, revenue, and expenses directly attributable to the Company, as well as allocations deemed reasonable by Comcast Corporation management, and do not necessarily reflect the combined financial position, results of operations, and cash flows that would have resulted had the Company been operated as a stand-alone entity during the periods presented.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

April 6, 2015

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Combined Balance Sheet

As of December 31 (in millions)	2014	2013
Assets
Current Assets:
Cash and cash equivalents	$—	$—
Receivables (net of allowance for doubtful accounts of $17 and $18, respectively)	137	150
Programming receivables	16	14
Other current assets	12	9

Total current assets	165	173
Property and equipment, net	1,944	1,944
Franchise rights	5,561	5,561
Goodwill	1,241	1,241
Other intangible assets, net	72	78
Other noncurrent assets	2	2

Total assets	$8,985	$8,999

Liabilities and Parent Company net investment
Current Liabilities:
Accounts payable and accrued expenses related to trade creditors	$301	$283
Accrued payroll and employee benefits	65	41
Subscriber advance payments	18	18
Accrued expenses and other current liabilities	36	37

Total current liabilities	420	379
Deferred income taxes	2,843	2,842
Other noncurrent liabilities	62	54
Commitments and contingencies (See Note 8)
Parent Company net investment	5,660	5,724

Total liabilities and Parent Company net investment	$8,985	$8,999

See accompanying notes to combined financial statements.

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Combined Statement of Income

Year ended December 31 (in millions, except per share data)	2014	2013	2012
Revenue	$4,641	$4,470	$4,275
Costs and Expenses:
Programming	1,034	972	888
Other operating and administrative	1,527	1,452	1,392
Advertising, marketing and promotion	347	338	319
Shared asset usage charge	127	124	111
Depreciation	513	512	529
Amortization	19	30	42

	3,567	3,428	3,281

Operating income	1,074	1,042	994
Interest expense	(6)	(1)	(2)

Income before income taxes	1,068	1,041	992
Income tax expense	(418)	(409)	(390)

Net income	$650	$632	$602

See accompanying notes to combined financial statements.

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Combined Statement of Cash Flows

Year ended December 31 (in millions)	2014	2013	2012
Operating Activities
Net income	$650	$632	$602
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	532	542	571
Shared asset usage charge	127	124	111
Share-based compensation	6	6	5
Deferred income taxes	1	7	(53)
Changes in operating assets and liabilities:
Change in receivables, net	13	(16)	(16)
Change in accounts payable and accrued expenses related to trade creditors	3	8	—
Change in other operating assets and liabilities	26	(1)	(2)

Net cash provided by operating activities	1,358	1,302	1,218

Investing Activities
Capital expenditures	(474)	(466)	(411)
Cash paid for intangible assets	(15)	(14)	(11)

Net cash used in investing activities	(489)	(480)	(422)

Financing Activities
Change in Parent Company net investment	(869)	(822)	(796)

Net cash used in financing activities	(869)	(822)	(796)

Increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of year	—	—	—

Cash and cash equivalents, end of year	$—	$—	$—

See accompanying notes to combined financial statements.

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Combined Statement of Changes in Parent Company Net Investment

(in millions)	Parent Company Net Investment
Balance, January 1, 2012	$5,833
Transactions with Parent Company, net	(682)
Net income	602

Balance, December 31, 2012	5,753
Transactions with Parent Company, net	(661)
Net income	632

Balance, December 31, 2013	5,724
Transactions with Parent Company, net	(714)
Net income	650

Balance, December 31, 2014	$5,660

See accompanying notes to combined financial statements.

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Notes to Combined Financial Statements

Note 1: Basis of Presentation

Background

On April 25, 2014, Comcast Corporation (“Comcast”) entered into an agreement with Charter Communications, Inc. (“Charter”) to satisfy its undertaking in the merger agreement with Time Warner Cable, Inc. (“TWC”) with respect to the divestiture of subscribers. Among other things, the agreement contemplates a spin-off of cable systems serving approximately 2.5 million existing Comcast video subscribers into Midwest Cable, Inc., a newly formed entity and currently a wholly owned subsidiary of Comcast (“Midwest Cable,” “SpinCo,” “we,” “us,” “our”). Midwest Cable was formed in the state of Delaware as a limited liability company in May 2014 and converted to a corporation in Delaware in September 2014. Upon consummation of the SpinCo merger (as defined below), it is expected that Midwest Cable will change its legal name to GreatLand Connections Inc.

Following the closing date of the Comcast/TWC merger, Comcast will distribute all of the shares of Midwest Cable’s common stock on a pro rata basis to holders of Comcast Class A common stock, Class A Special common stock and Class B common stock (“Comcast common stock”) as of the record date (the “spin-off”). Immediately prior to the spin-off, Comcast will contribute to Midwest Cable systems currently owned by Comcast serving approximately 2.5 million video subscribers in the Midwestern and Southeastern United States (the “SpinCo systems”), together with the related subscribers, the assets and liabilities primarily related to the SpinCo systems and certain other assets and liabilities, including certain bank debt and/or term loans that will exist at the date of the spin-off, a portion of the proceeds of which will have been distributed to Comcast prior to such contribution. In connection with such contribution and prior to the spin-off, Midwest Cable will issue notes and stock to Comcast. The consummation of the spin-off is subject to a number of closing conditions, including, among others, completion of the Comcast/TWC merger, the receipt of certain regulatory approvals, approval by Charter’s stockholders in connection with the SpinCo merger (as defined below) and certain conditions relating to the financing for the spin-off. On March 17, 2015, the stockholders of Charter approved the issuance of common stock of New Charter to shareholders of SpinCo in connection with the SpinCo merger.

Following the spin-off, Charter will reorganize such that a new publicly traded entity, New Charter, will become the parent of Charter. Another newly formed, wholly owned subsidiary of New Charter will merge with and into Midwest Cable, with Midwest Cable being the surviving entity (the “SpinCo merger”). It is intended that the spin-off, together with the related transactions described in the preceding paragraph, will qualify as a tax-free reorganization and a tax-free distribution and that the SpinCo merger will qualify as a tax-free transaction. Following consummation of the SpinCo merger, holders of Comcast common stock as of the record date will own approximately 67% of Midwest Cable’s common stock, New Charter will own the remaining approximately 33% and Comcast will have no remaining interest in Midwest Cable.

We offer a variety of video, high-speed Internet and voice services (“cable services”) over our geographically-aligned cable distribution system to residential and commercial customers located in the Midwestern and Southeastern United States. As of December 31, 2014, we served 2.5 million video customers, 2.4 million high-speed Internet customers and 1.2 million voice customers.

Basis of Presentation

We are currently part of Comcast’s Cable Communications (“Comcast Cable”) reportable segment, and our assets and liabilities consist of those that Comcast considers to be primarily related to the cable systems that comprise our operations. Comcast may also transfer certain other assets or liabilities in connection with the closing of the transactions that are not primarily related to our operations, which are not reflected in our combined balance sheet. Our operations are conducted by various indirect subsidiaries of Comcast. The accompanying combined financial statements have been derived from Comcast’s historical accounting records.

The combined statement of income includes all revenue and expenses directly attributable to our business. Expenses include costs for facilities, functions and services that we use at shared sites and costs for certain functions and services performed by centralized Comcast operations and directly charged to us based on usage. The combined statement of income also includes allocations of costs for administrative functions and services performed on our behalf by other centralized functions within Comcast. These costs were primarily allocated based on the relative proportion of our video customer relationships to total Comcast Cable video customer relationships. All of the allocations and estimates reflected in the combined financial statements are based on assumptions that management believes are reasonable. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if we had been operated as a separate entity. Following the spin-off, we will incur costs to replace Comcast support and to allow us to function as an independent, publicly traded company. In particular, we will be required to obtain new programming arrangements, primarily through Charter, as well as through some direct relationships with programmers. See Note 3 for additional information on our allocations.

We present our operations in one reportable business segment, as management has historically evaluated our performance and allocated resources on a combined basis as a part of Comcast Cable.

Note 2: Accounting Policies

The combined financial statements are prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), which requires us to select accounting policies, including, in certain cases, industry-specific policies, and make estimates that affect the reported amount of assets, liabilities, revenue and expenses, and the related disclosure of contingent assets and contingent liabilities. Actual results could differ from these estimates. All transactions, accounts and profits between individual cable systems that comprise us have been eliminated.

We believe the judgments and related estimates for the following item are critical in the preparation of the combined financial statements:

•	valuation and impairment testing of cable franchise rights (see Note 5)

In addition, the following accounting policies are specific to the industry in which we operate:

•	customer installation revenue (see Revenue Recognition below)

•	customer installation costs (see Note 4)

Information on other accounting policies or methods related to the combined financial statements is included, where applicable, in their respective footnotes that follow. Below is a discussion of accounting policies and methods used in the combined financial statements that are not presented within other footnotes.

Revenue Recognition

We generate revenue primarily from subscriptions to cable services and from the sale of advertising. We recognize revenue from cable services as each service is provided. Customers are typically billed in advance on a monthly basis based on the services and features they receive and the type of equipment they use. We manage credit risk by screening applicants through the use of internal customer information, identification verification tools and credit bureau data. If a customer’s account is delinquent, various measures are used to collect outstanding amounts, including termination of the customer’s cable services. Since installation revenue obtained from the connection of customers to the cable systems is less than related direct selling costs, we recognize revenue as connections are completed.

As part of Comcast’s distribution agreements with cable networks, we generally receive an allocation of scheduled advertising time that is sold to local, regional and national advertisers. We recognize advertising revenue when the advertising is aired. In most cases, the available advertising units are sold by Comcast’s sales force. In some cases, Comcast works with representation firms as an extension of its sales force to sell a portion of the allocated advertising units allocated to us. Comcast also represents the advertising sales efforts of other multichannel video providers in some markets. Since Comcast is acting as the principal in these arrangements, we report the advertising that is sold as revenue and the fees paid to representation firms and multichannel video providers as other operating and administrative expenses.

Revenue earned from other sources is recognized when services are provided or events occur. Under the terms of our cable franchise agreements, we are generally required to pay to the cable franchising authority an amount based on our gross video revenue. The fees are normally passed through to the cable customers, and we classify the fees as a component of revenue with the corresponding costs included in other operating and administrative expenses. The fees recognized in revenue for 2014, 2013 and 2012 were $135 million, $139 million and $134 million, respectively.

Programming Expenses

Programming expenses are the fees paid to license the programming that is distributed to video customers. Programming is acquired for distribution to our video customers, generally under multiyear agreements that Comcast has with distributors, with rates typically based on the number of customers that receive the programming, channel positioning and the extent of distribution. From time to time, these contracts expire and programming continues to be provided under interim arrangements while the parties negotiate new contractual terms, sometimes with effective dates that affect prior periods. While payments are typically made under the prior contract’s terms, the amount of programming expenses recorded during these interim arrangements is based on estimates of the ultimate contractual terms expected to be negotiated. Differences between actual amounts determined upon resolution of negotiations and amounts recorded during these interim arrangements are recorded in the period of resolution.

Advertising Expenses

Advertising costs are expensed as incurred.

Cash and Cash Equivalents

Comcast uses a centralized approach to cash management and financing of its operations. Our cash is collected by Comcast daily, and Comcast funds our operating and investing activities as needed. Cash transfers to and from Comcast’s cash management process are reflected as a component of Parent Company net investment in the combined balance sheet. Accordingly, no cash and cash equivalents are reflected in the combined balance sheet for any of the periods presented.

Goodwill

We assess the recoverability of our goodwill annually, or more frequently whenever events or substantive changes in circumstances indicate that the carrying amount of a reporting unit may exceed its fair value. We test goodwill for impairment at the reporting unit level. The assessment of recoverability may first consider qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. A quantitative assessment is performed if the qualitative assessment results in a more-likely-than-not determination or if a qualitative assessment is not performed. The quantitative assessment considers if the carrying amount of a reporting unit exceeds its fair value, in which case an impairment charge is recorded to the extent the carrying amount of the reporting unit’s goodwill exceeds its implied fair value. Unless an impairment charge is considered material and presented separately, we recognize it as a component of amortization expense.

Asset Retirement Obligations

Certain of our cable franchise agreements and lease agreements contain provisions requiring us to restore facilities or remove property in the event that the franchise or lease agreement is not renewed. We expect to continually renew our cable franchise agreements and therefore cannot reasonably estimate any liabilities associated with such agreements. A remote possibility exists that franchise agreements could be terminated unexpectedly, which could result in us incurring significant expense in complying with restoration or removal provisions. The disposal obligations related to our properties are not material to the combined financial statements. We do not have any significant liabilities related to asset retirements recorded in the combined financial statements.

Parent Company Net Investment

Parent Company net investment in the combined balance sheet represents Comcast’s historical investment in our business, our accumulated net earnings after taxes, and the net effect of transactions with and allocations from Comcast. See Note 3 for additional information on our allocations.

Fair Value of Financial Instruments

Our financial instruments consist primarily of accounts receivable and accounts payable. The carrying values of accounts receivable and accounts payable approximate their respective fair values.

Recent Accounting Pronouncements

Revenue Recognition

In May 2014, the Financial Accounting Standards Board and the International Accounting Standards Board updated the accounting guidance related to revenue recognition. The updated accounting guidance provides a single, contract-based revenue recognition model to help improve financial reporting by providing clearer guidance on when an entity should recognize revenue, and by reducing the number of standards to which entities have to refer. The updated accounting guidance will be effective for us on January 1, 2017, and early adoption is not permitted. The updated accounting guidance provides companies with alternative methods of adoption. We are currently in the process of determining the impact that the updated accounting guidance will have on our combined financial statements and our method of adoption.

Note 3: Related Party Transactions

Shared Asset Usage Charge

We share certain operating and administrative sites with Comcast, such as its national backbone. These shared assets are not included in the combined balance sheet; however, the shared asset usage charge represents the depreciation of these sites that has been allocated to us based on our relative usage of the respective facilities.

Shared Services and Other Allocated Costs

The combined financial statements include transactions involving shared services (including expenses primarily related to personnel, logistics, advertising and marketing, other overhead functions, IT support, and network communications support) and certain corporate administrative services (including charges for services such as accounting matters, investor relations, tax, treasury and cash management, insurance, legal, and risk management) that were provided to us by Comcast. These allocated costs are included in other operating and administrative expenses and advertising, marketing and promotion costs in the combined statement of income, and are presented in the combined balance sheet as a component of Parent Company net investment. These costs were primarily allocated based on the relative proportion of our video customer relationships to those of Comcast

Cable and represent management’s reasonable estimate of the costs incurred. However, these amounts are not necessarily representative of the costs required for us to operate as an independent, publicly traded company.

Amounts recorded in other operating and administrative expenses for these services in 2014, 2013, and 2012 were $242 million, $176 million and $168 million, respectively. The 2014 amounts include $52 million of transaction related costs. Amounts recorded in advertising, marketing and promotion costs for these services in 2014, 2013, and 2012 were $108 million, $99 million and $92 million, respectively.

Transactions with NBCUniversal and Other Affiliates

We enter into transactions in the ordinary course of our operations, including purchases of programming and purchases and sales of advertising, with NBCUniversal Media, LLC (“NBCUniversal”), a consolidated subsidiary of Comcast, and other affiliates of Comcast. The following tables present transactions with NBCUniversal and its consolidated subsidiaries and other affiliates of Comcast that are included in the combined financial statements.

Combined Balance Sheet

December 31 (in millions)	2014	2013
Receivables, net	$26	$26
Accounts payable and accrued expenses related to trade creditors	25	25

Combined Statement of Income

Year Ended December 31 (in millions)	2014	2013	2012
Revenue	$86	$61	$86
Costs and Expenses:
Programming	132	137	146
Other operating and administrative	10	8	9
Advertising, marketing and promotion	7	4	4

Note 4: Property and Equipment

December 31 (in millions)	Weighted-Average Original Useful Life as of December 31, 2014	2014	2013
Cable distribution system	11 years	$3,236	$3,164
Customer premise equipment	6 years	2,778	2,738
Other equipment	5 years	201	203
Buildings and leasehold improvements	18 years	154	154
Land	N/A	16	16

Property and equipment, at cost		6,385	6,275
Less: Accumulated depreciation		(4,441)	(4,331)

Property and equipment, net		$1,944	$1,944

Property and equipment are stated at cost. We capitalize improvements that extend asset lives and expense repairs and maintenance costs as incurred. We record depreciation using the straight-line method over the asset’s estimated useful life. For assets that are sold or retired, we remove the applicable cost and accumulated depreciation and, unless the gain or loss on disposition is considered material and presented separately, we recognize it as a component of depreciation expense.

We capitalize the costs associated with the construction of and improvements to our cable transmission and distribution facilities, costs associated with acquiring and deploying new customer premise equipment, and costs associated with installation of our services in accordance with accounting guidance related to cable television companies. Costs capitalized include all direct labor and materials, as well as various indirect costs. All costs incurred in connection with subsequent disconnects and reconnects are expensed as they are incurred. As a result of Comcast’s centralized operations, certain property and equipment, such as cable distribution system infrastructure, has been included in the combined financial statements based on allocations from Comcast using certain proportionate estimates, including plant miles.

We evaluate the recoverability of our property and equipment whenever events or substantive changes in circumstances indicate that the carrying amount may not be recoverable. The evaluation is based on the cash flows generated by the underlying asset groups, including estimated future operating results, trends or other determinants of fair value. If the total of the expected future undiscounted cash flows were less than the carrying amount of the asset group, we would recognize an impairment charge to the extent the carrying amount of the asset group exceeded its estimated fair value. Unless an impairment charge is considered material and presented separately, we recognize it as a component of depreciation expense. We have not recognized any impairment charges for 2014, 2013 and 2012.

Note 5: Intangible Assets

		2014		2013
December 31 (in millions)	Weighted-Average Original Useful Life as of December 31, 2014	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Indefinite-Lived Intangible Assets:
Franchise rights	N/A	$5,561		$5,561
Finite-Lived Intangible Assets:
Cable franchise renewal costs and contractual operating rights	10 years	184	$(116)	197	$(124)
Software	5 years	9	(7)	21	(18)
Customer relationships	7 years	4	(3)	4	(3)
Other agreements and rights	10 years	3	(2)	4	(3)

Total		$5,761	$(128)	$5,787	$(148)

Indefinite-Lived Intangible Assets

Indefinite-lived intangible assets consist of our cable franchise rights. Our cable franchise rights represent the values we attributed to agreements with state and local authorities that allow access to homes and businesses in cable service areas acquired in business combinations. We do not amortize our cable franchise rights because we have determined that they meet the definition of indefinite-lived intangible assets since there are no legal, regulatory, contractual, competitive, economic or other factors that limit the period over which these rights will contribute to our cash flows. We reassess this determination periodically or whenever events or substantive changes in circumstances occur. Costs we incur in negotiating and renewing cable franchise agreements are included in other intangible assets and are generally amortized on a straight-line basis over the term of the franchise agreement.

We assess the recoverability of our cable franchise rights annually, or more frequently whenever events or substantive changes in circumstances indicate that the assets might be impaired. The assessment of recoverability may first consider qualitative factors to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. A quantitative assessment is performed if the qualitative assessment results in a more-likely-than-not determination or if a qualitative assessment is not performed. When performing a quantitative assessment, we estimate the fair value of our cable franchise rights primarily based on a discounted cash flow analysis that involves significant judgment. When analyzing the fair values indicated under the discounted cash flow models, we also consider multiples of operating income before depreciation and amortization generated by the underlying assets, current market transactions, and profitability information. If the fair value of our cable franchise rights were less than the carrying amount, we would recognize an impairment charge for the difference between the estimated fair value and the carrying value of the assets. Unless presented separately, the impairment charge is included as a component of amortization expense. We have not recognized any impairment charges for 2014, 2013 and 2012.

Finite-Lived Intangible Assets

Estimated Amortization Expense of Finite-Lived Intangibles
(in millions)
2015	$16
2016	$13
2017	$11
2018	$9
2019	$8

Finite-lived intangible assets are subject to amortization and consist primarily of cable franchise renewal costs and software. Our finite-lived intangible assets are amortized primarily on a straight-line basis over their estimated useful life or the term of the respective agreement.

We capitalize direct development costs associated with internal-use software, including external direct costs of material and services and payroll costs for employees devoting time to these software projects. We also capitalize costs associated with the purchase of software licenses. We include these costs in other intangible assets and amortize them on a straight-line basis over a period not to exceed five years. We expense maintenance and training costs, as well as costs incurred during the preliminary stage of a project, as they are incurred. We capitalize initial operating system software costs and amortize them over the life of the associated hardware.

We evaluate the recoverability of our intangible assets subject to amortization whenever events or substantive changes in circumstances indicate that the carrying amount may not be recoverable. The evaluation is based on the cash flows generated by the underlying asset groups, including estimated future operating results, trends or other determinants of fair value. If the total of the expected future undiscounted cash flows were less than the carrying amount of the asset group, we would recognize an impairment charge to the extent the carrying amount of the asset group exceeded its estimated fair value. Unless presented separately, the impairment charge is included as a component of amortization expense. We have not recognized any impairment charges for 2014, 2013 and 2012.

Note 6: Employee Compensation and Benefit Plans

Postretirement Benefit Plans

Certain of our employees have historically participated in the Comcast Postretirement Healthcare Stipend Program (the “stipend plan”). The stipend plan is an unfunded postretirement plan that provides an annual stipend for reimbursement of healthcare costs to each eligible employee based on years of service. Under the stipend plan, we are not exposed to the increasing costs of healthcare because the benefits are fixed at a predetermined amount.

The expense reflected in the combined statement of income related to our employees’ participation in the stipend plan is actuarially determined using certain Comcast-directed assumptions, including the discount rate. For 2014, 2013 and 2012, we recorded expenses of $3 million each year.

As of December 31, 2014 and 2013, our share of Comcast’s unfunded liability associated with the stipend plan was $39 million and $27 million, respectively.

Deferred Compensation Plans

Comcast maintains unfunded, nonqualified deferred compensation plans for certain members of management (each, a “participant”). The amount of compensation deferred by each participant is based on participant elections. Participant accounts are credited with income primarily based on a fixed annual rate. The related expense was not material to the combined statement of income for all periods presented. Participants are eligible to receive distributions of the amounts credited to their account based on elected deferral periods that are consistent with the plans and applicable tax law.

Certain of our employees have historically participated in the deferred compensation plans sponsored by Comcast. As of December 31, 2014 and 2013, our benefit obligation related to these plans was $4 million and $2 million, respectively.

Retirement Investment Plans

Comcast sponsors several 401(k) defined contribution retirement plans that allow eligible employees to contribute a portion of their compensation through payroll deductions in accordance with specified plan guidelines. Comcast makes contributions to the plans that include matching a percentage of the employees’ contributions up to certain limits. Certain of our employees have historically participated in the plans. In 2014, 2013 and 2012, the combined statement of income included amounts charged for the defined contribution retirement plans totaling $18 million, $15 million and $14 million, respectively.

Share-Based Compensation

Comcast maintains various programs that allow for the grant of share-based compensation to Comcast’s officers, directors, and certain employees, including some of our employees. Comcast Class A common stock underlies all awards granted under these programs. Accordingly, the amounts presented are not necessarily indicative of our future performance and do not necessarily reflect the results that we would have experienced as an independent, publicly traded company for the periods presented.

The expense reflected in the combined statement of income related to share-based compensation is based on the estimated fair value of our employees’ awards at the date of grant and is recognized over the period in which any related services are provided. Amounts recognized for share-based compensation for 2014, 2013 and 2012 totaled $6 million, $6 million and $5 million, respectively.

Note 7: Income Taxes

Our operations have historically been included in Comcast’s U.S. federal and certain state tax returns. Income taxes as presented are calculated as if we were a separate corporation that filed separate income tax returns. We believe the assumptions underlying the calculation of income taxes on a separate return basis are reasonable. However, income tax expense and liabilities as presented in these combined financial statements do not necessarily reflect the results that we would have reported as an independent, publicly traded company for the periods presented.

Current income tax expense is offset by a corresponding change in Parent Company net investment on the combined balance sheet.

Components of Income Tax Expense

Year ended December 31 (in millions)	2014	2013	2012
Current expense (benefit):
Federal	$344	$333	$367
State	73	69	76

	417	402	443

Deferred expense (benefit):
Federal	—	2	(48)
State	1	5	(5)

	1	7	(53)

Income tax expense	$418	$409	$390

Our effective income tax rates in 2014, 2013 and 2012 were 39.1%, 39.3% and 39.3%, respectively. Our effective tax rate differs from the federal statutory amount primarily due to the impact of state income taxes, net of federal benefits received.

We base our provision for income taxes on our current period income, changes in our deferred income tax assets and liabilities, income tax rates, and tax planning opportunities that would be available to us on a separate company basis in the jurisdictions in which we operate. We recognize deferred tax assets and liabilities when there are temporary differences between the financial reporting basis and tax basis of our assets and liabilities. When a change in the tax rate or tax law has an impact on deferred taxes, we apply the change based on the years in which the temporary differences are expected to reverse. We record the change in the combined financial statements in the period of enactment. As of December 31, 2014 and 2013, we had not recognized any loss carryforward or valuation allowances. The determination of the realization of future loss carryforwards would be dependent on our taxable income or loss, apportionment percentages, and state laws that can change from year to year and impact the amount of such carryforwards. We would recognize a valuation allowance if we were to determine it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

Our deferred tax assets were not material. We have assessed the nature of the deferred tax assets and have determined that no valuation allowance is necessary. Our net deferred tax liability is primarily attributable to differences between our book and tax basis of property and equipment and intangible assets. As of December 31, 2014 and 2013, our net deferred tax liability for both periods included $2.2 billion related to cable franchise rights that will remain unchanged unless we recognize an impairment or dispose of a cable franchise, and approximately $600 million related to property and equipment.

Uncertain Tax Positions

We have not recorded any liabilities for uncertain tax positions. We determined that, after completion of the spin-off, Comcast would be considered the primary obligor of substantially all income tax deficiencies attributable to us for periods prior to the spin-off. In the event that, subsequent to the spin-off, an income tax deficiency is asserted against us attributable to a period prior to the spin-off, we would be indemnified under a tax matters agreement between us and Comcast.

Note 8: Commitments and Contingencies

Commitments

The table below summarizes our minimum annual rental commitments for office space and equipment under operating leases.

As of December 31, 2014 (in millions)	Operating Leases
2015	$10
2016	$9
2017	$8
2018	$7
2019	$5
Thereafter	$16

The table below presents our rent expense charged to operations.

Year ended December 31 (in millions)	2014	2013	2012
Rent expense	$29	$26	$27

Contingencies

In June 2010, the City of Detroit (the “City”) initiated an action against us in the U.S. District Court for the Eastern District of Michigan in which the City sought a ruling that certain aspects of the Michigan Uniform Video Services Local Franchise Act were unlawful under the Federal Cable Communications Policy Act of 1984 and the Constitution of the State of Michigan. The City also sought declaratory relief as to our applicable cable franchise obligations and monetary relief for our alleged non-compliance. We appealed the U.S. District Court’s ruling on summary judgment in favor of the City to the U.S. Court of Appeals for the Sixth Circuit in July 2013, and in October 2014 we resolved this action through mediation with the City. As a result of the resolution of this action, we recorded $16 million in other operating and administrative expenses and $6 million in interest expense in 2014.

We are subject to other legal proceedings and claims that arise in the ordinary course of our business. While the amount of ultimate liability with respect to such actions is not expected to materially affect our results of operations, cash flows or financial position, any litigation resulting from any such legal proceedings or claims could be time consuming and injure our reputation.

Note 9: Supplemental Financial Information

For 2014, 2013 and 2012, our revenue was derived from the following sources:

(in millions)	2014	2013	2012
Residential:
Video	$2,211	$2,203	$2,137
High-speed Internet	1,212	1,125	1,052
Voice	375	380	387
Commercial services	379	320	253
Advertising	265	237	257
Other	199	205	189

Total	$4,641	$4,470	$4,275

Subsequent Events

We have evaluated all subsequent event activity through April 6, 2015, which is the issue date of these combined financial statements, and concluded that no subsequent events have occurred that would require recognition in the combined financial statements or disclosure in the notes to the combined financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Midwest Cable, Inc.

Philadelphia, Pennsylvania

We have audited the combined financial statements of the Comcast Cable Systems to be Contributed to Midwest Cable, Inc. (the “Company”) as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, and have issued our report thereon dated April 6, 2015 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the basis of presentation of the combined financial statements); such financial statements and report are included elsewhere in this Post-Effective Amendment No. 1 to Form S-4. Our audits also included the combined financial statement schedule of the Company listed in the Index to Combined Financial Statements. This combined financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such combined financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

April 6, 2015

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Schedule II—Valuation and Qualifying Accounts

Year ended December 31, 2014, 2013 and 2012

Year Ended December 31 (in millions)	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Deductions from Reserves	Balance at End of Year
2014
Allowance for doubtful accounts	$18	$15	$16	$17
2013
Allowance for doubtful accounts	$14	$39	$35	$18
2012
Allowance for doubtful accounts	$17	$32	$35	$14

Report of Independent Auditors

To the Board of Directors

of Time Warner Cable Inc.

We have audited the accompanying combined financial statements of the TWC Cable Systems to be Sold or Exchanged in the Divestiture Transactions with Charter Communications, Inc. (A Carve-Out of Time Warner Cable Inc.), which comprise the combined balance sheet as of December 31, 2014 and 2013, and the related combined statements of operations, cash flows and equity for each of the three years in the period ended December 31, 2014, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the TWC Cable Systems to be Sold or Exchanged in the Divestiture Transactions with Charter Communications, Inc. (A Carve-Out of Time Warner Cable Inc.) at December 31, 2014 and 2013, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2014 in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Charlotte, North Carolina

April 6, 2015

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

COMBINED BALANCE SHEET

	December 31,
	2014	2013
	(in millions)
ASSETS
Current assets:
Cash and equivalents	$22	$36
Receivables, less allowances of $28 million and $18 million as of December 31, 2014 and 2013, respectively	232	239
Deferred income tax assets	93	141
Other current assets	19	20

Total current assets	366	436
Property, plant and equipment, net	2,934	2,941
Intangible assets subject to amortization, net	270	351
Intangible assets not subject to amortization	7,271	7,271
Goodwill	1,178	1,178
Other assets	13	13

Total assets	$12,032	$12,190

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$48	$48
Deferred revenue and subscriber-related liabilities	23	19
Accrued programming and content expense	215	210
Other current liabilities	211	218

Total current liabilities	497	495
Deferred income tax liabilities, net	3,190	3,047
Other liabilities	41	44
Commitments and contingencies (Note 9)
TWC investment in the Sale/Exchange Cable Systems	8,304	8,604

Total liabilities and equity	$12,032	$12,190

See accompanying notes.

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

COMBINED STATEMENT OF OPERATIONS

	Year Ended December 31,
	2014	2013	2012
	(in millions)
Revenue	$5,504	$5,503	$5,286
Costs and expenses:
Programming and content	1,261	1,214	1,155
Sales and marketing	534	504	439
Technical operations	358	364	359
Customer care	210	193	183
Other operating	656	711	698
Depreciation	639	704	717
Amortization	85	85	72
Merger-related and restructuring costs	1	21	60
Corporate charges from TWC and affiliates	421	417	407
Shared asset usage charges from TWC and affiliates	115	105	86

Total costs and expenses	4,280	4,318	4,176

Operating income	1,224	1,185	1,110
Other expense, net	—	—	(2)

Income before income taxes	1,224	1,185	1,108
Income tax provision	(467)	(449)	(435)

Net income	757	736	673
Less: Net income attributable to noncontrolling interest	—	—	(3)

Net income attributable to the Sale/Exchange Cable Systems	$757	$736	$670

See accompanying notes.

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

COMBINED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2014	2013	2012
	(in millions)
OPERATING ACTIVITIES
Net income	$757	$736	$673
Adjustments for noncash and nonoperating items:
Depreciation	639	704	717
Amortization	85	85	72
Deferred income taxes	191	161	151
Equity-based compensation expense	2	2	2
Changes in operating assets and liabilities, net of acquisitions:
Receivables	11	(8)	(16)
Accounts payable and other liabilities	(14)	(34)	20
Other changes	(6)	(10)	4

Cash provided by operating activities	1,665	1,636	1,623

INVESTING ACTIVITIES
Capital expenditures	(625)	(577)	(518)
Business acquisitions, net of cash acquired	—	—	(1,339)
Other investing activities	5	3	7

Cash used by investing activities	(620)	(574)	(1,850)

FINANCING ACTIVITIES
Net contributions from (distributions to) TWC	(1,059)	(1,075)	2,039
Repayment of long-term debt assumed in Insight acquisition	—	—	(1,730)
Acquisition of noncontrolling interest	—	—	(32)
Other financing activities	—	—	(29)

Cash provided (used) by financing activities	(1,059)	(1,075)	248

Increase (decrease) in cash and equivalents	(14)	(13)	21
Cash and equivalents at beginning of year	36	49	28

Cash and equivalents at end of year	$22	$36	$49

See accompanying notes.

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

COMBINED STATEMENT OF EQUITY

	TWC Investment	Non- Controlling Interest	Total Equity
	(in millions)
Balance as of December 31, 2011	$6,257	$4	$6,261
Net contributions from TWC	2,041	—	2,041
Net income	670	3	673
Acquisition of noncontrolling interest	(27)	(5)	(32)
Other changes	—	(2)	(2)

Balance as of December 31, 2012	8,941	—	8,941
Net distributions to TWC	(1,073)	—	(1,073)
Net income	736	—	736

Balance as of December 31, 2013	8,604	—	8,604
Net distributions to TWC	(1,057)	—	(1,057)
Net income	757	—	757

Balance as of December 31, 2014	$8,304	$—	$8,304

See accompanying notes.

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

Time Warner Cable Inc. (together with its subsidiaries, “TWC”) is among the largest providers of video, high-speed data and voice services in the U.S., with technologically advanced, well-clustered cable systems located mainly in five geographic areas—New York State, the Carolinas, the Midwest, Southern California and Texas.

On February 12, 2014, TWC entered into an Agreement and Plan of Merger with Comcast Corporation (“Comcast”) whereby TWC agreed to merge with and into a 100% owned subsidiary of Comcast (the “Comcast merger”). Upon completion of the Comcast merger, all of the outstanding shares of TWC will be cancelled and each issued and outstanding share will be converted into the right to receive 2.875 shares of Class A common stock of Comcast. TWC and Comcast expect to complete the Comcast merger in mid-2015, subject to receipt of regulatory approvals, as well as satisfaction of certain other closing conditions.

On April 25, 2014, Comcast entered into a binding agreement with Charter Communications, Inc. (“Charter”), which contemplates three transactions (the “divestiture transactions”): (1) a contribution, spin-off and merger transaction, (2) an asset exchange and (3) a sale of assets. The completion of the divestiture transactions will result in Comcast divesting a net total of approximately 3.7 million video subscribers, a portion of which are TWC subscribers (primarily in the Midwest). The divestiture transactions are expected to occur contemporaneously with one another and are conditioned upon and will occur following the closing of the Comcast merger. They are also subject to a number of other conditions. The Comcast merger is not conditioned upon the closing of the divestiture transactions and, accordingly, the Comcast merger can be completed regardless of whether the divestiture transactions are ultimately completed.

In connection with the divestiture transactions, cable systems (primarily in the Midwest) owned and operated by TWC prior to the Comcast merger are expected to be divested by Comcast (collectively, the “Sale/Exchange Cable Systems”). As of December 31, 2014, the Sale/Exchange Cable Systems served approximately 2.9 million video subscribers primarily in Ohio, Kentucky, Wisconsin and Indiana. These financial statements represent the combined financial position, results of operations and cash flows of the Sale/Exchange Cable Systems.

Basis of Presentation

The combined financial statements of the Sale/Exchange Cable Systems are presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Sale/Exchange Cable Systems are an integrated business of TWC and are not a stand-alone entity. The financial information included herein was derived from the consolidated financial statements and accounting records of TWC and may not necessarily reflect the combined financial position, results of operations and cash flows of the Sale/Exchange Cable Systems in the future or what they would have been had the Sale/Exchange Cable Systems operated as a separate, stand-alone entity during the periods presented. The combined financial statements of the Sale/Exchange Cable Systems include all of the assets, liabilities, revenue, expenses and cash flows of the Sale/Exchange Cable Systems, as well as expense allocations deemed reasonable by management, to present the combined financial position, results of operations and cash flows of the Sale/Exchange Cable Systems on a stand-alone basis. The combined financial statements only include assets and liabilities that are specifically attributable to the Sale/Exchange Cable Systems. Management believes expense allocations are reasonable; however, they may not be indicative of

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

the actual level of expense that would have been incurred by the Sale/Exchange Cable Systems if such systems had operated as a separate, stand-alone entity or of the costs expected to be incurred in the future. Refer to Note 7 for further information related to expense allocation methodologies.

All intercompany accounts and transactions within the Sale/Exchange Cable Systems have been eliminated. All intercompany transactions between the Sale/Exchange Cable Systems and TWC have been included in these combined financial statements and are considered to be effectively settled for cash in the combined financial statements at the time the transaction is recorded. The net effect of the settlement of these intercompany transactions is reflected in “TWC investment in the Sale/Exchange Cable Systems” in the combined balance sheet and in “net contributions from (distributions to) TWC” in the financing activities section of the combined statement of cash flows.

The preparation of the combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and footnotes thereto. Actual results could differ from those estimates. Significant estimates inherent in the preparation of the combined financial statements include accounting for allowances for doubtful accounts, depreciation and amortization, business combinations, income taxes, loss contingencies, certain programming arrangements and allocation of charges for corporate shared support functions and shared asset usage. Certain allocation methodologies used to prepare the combined financial statements are based on estimates and have been described in the notes, where appropriate.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Equivalents

Cash and equivalents primarily represent cash held locally by the Sale/Exchange Cable Systems. See Note 7 for additional information related to cash management.

Accounts Receivable

Accounts receivable are recorded at net realizable value. An allowance for doubtful accounts is maintained, which is determined after considering past collection experience, aging of accounts receivable, general economic factors and other considerations. Accounts receivable are written off when it is determined that the balance owed will not be collected, based on the age of the receivable and other considerations.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, and depreciation on these assets is provided using the straight-line method over their estimated useful lives. Costs associated with the construction of transmission and distribution facilities are capitalized. With respect to customer premise equipment, which includes set-top boxes and high-speed data and telephone modems, installation costs are capitalized only upon the initial deployment of these assets. All costs incurred in subsequent disconnects and reconnects of previously installed customer premise equipment are expensed as incurred. Standard capitalization rates are used to capitalize installation activities. Significant judgment is involved in the development of these capitalization standards, including the average time required to perform an installation and the determination of the nature and amount of indirect costs to be capitalized. The capitalization standards are reviewed at least annually and adjusted, if necessary, based on comparisons to actual costs incurred. Generally, expenditures for tangible fixed assets having a useful life of

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

greater than one year are capitalized. Capitalized costs include direct material, labor and overhead. The costs associated with the repair and maintenance of existing tangible fixed assets are expensed as incurred.

Property, plant and equipment and related accumulated depreciation as of December 31, 2014 and 2013 consisted of the following:

			Estimated Useful Lives
	December 31,
	2014	2013
	(in millions)		(in years)
Land, buildings and improvements(a)	$249	$247	3-20
Distribution systems	5,278	4,984	3-25
Converters and modems	1,490	1,377	3-5
Vehicles and other equipment	374	385	3-10
Capitalized software costs(b)	77	77	3-5
Construction in progress	67	35

Property, plant and equipment, gross	7,535	7,105
Accumulated depreciation	(4,601)	(4,164)

Property, plant and equipment, net	$2,934	$2,941

(a)	Land, buildings and improvements includes $27 million related to land as of both December 31, 2014 and 2013, which is not depreciated.
(b)	Capitalized software costs reflect certain costs incurred for the development of internal use software, including costs associated with coding, software configuration, upgrades and enhancements. These costs, net of accumulated depreciation, totaled $12 million and $21 million as of December 31, 2014 and 2013, respectively. Depreciation of capitalized software costs was $8 million in 2014, $9 million in 2013 and $7 million in 2012.

Intangible Assets and Goodwill

Finite-lived intangible assets consist primarily of customer relationships, cable franchise renewals and access rights. Acquired customer relationships are capitalized and amortized over their estimated useful lives and costs to negotiate and renew cable franchise rights are capitalized and amortized over the term of the new franchise agreement.

Indefinite-lived intangible assets consist of cable franchise rights that are acquired in an acquisition of a business. Goodwill is recorded for the excess of the acquisition cost of an acquired entity over the estimated fair value of the identifiable net assets acquired. Cable franchise rights and goodwill are not amortized.

Fair Value Estimates

Business Combinations

Upon the acquisition of a business, the fair value of the assets acquired and liabilities assumed must be estimated. This requires judgments regarding the identification of acquired assets and liabilities assumed, some of which may not have been previously recorded by the acquired business, as well as judgments regarding the valuation of all identified acquired assets and assumed liabilities. The assets acquired and liabilities assumed are determined by reviewing the operations, interviewing management and reviewing the financial, contractual and regulatory information of the acquired business. Once the acquired assets and assumed liabilities are identified,

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

the fair values of the assets and liabilities are estimated using a variety of approaches that require significant judgments. For example, intangible assets are typically valued using a discounted cash flow (“DCF”) analysis, which requires estimates of the future cash flows that are attributable to the intangible asset. A DCF analysis also requires significant judgments regarding the selection of discount rates that are intended to reflect the risks that are inherent in the projected cash flows, the determination of terminal growth rates, and judgments about the useful life and pattern of use of the underlying intangible asset. As another example, the valuation of acquired property, plant and equipment requires judgments about current market values, replacement costs, the physical and functional obsolescence of the assets and their remaining useful lives. A failure to appropriately assign fair values to acquired assets and assumed liabilities could significantly impact the amount and timing of future depreciation and amortization expense, as well as significantly overstate or understate assets or liabilities. Refer to Note 3 for further details.

Indefinite-lived Intangible Assets and Goodwill

At least annually, separate tests are performed to determine if the Sale/Exchange Cable Systems’ indefinite-lived intangible assets (primarily cable franchise rights) and goodwill are impaired. Under the accounting rules, a qualitative assessment may be performed to determine if an impairment is more likely than not to have occurred. If an impairment is more likely than not to have occurred, then a quantitative assessment is required, which may or may not result in an impairment charge. The determination of whether an impairment is more likely than not to have occurred requires significant judgment regarding potential changes in valuation inputs. Refer to Note 5 for further details.

Long-lived Assets

Long-lived assets (e.g., property, plant and equipment and finite-lived intangible assets) do not require an annual impairment test; instead, long-lived assets are tested for impairment upon the occurrence of a triggering event. Triggering events include the more likely than not disposal of a portion of such assets or the occurrence of an adverse change in the market involving the business employing the related assets. Once a triggering event has occurred, the impairment test is based on whether the intent is to hold the asset for continued use or to hold the asset for sale. If the intent is to hold the asset for continued use, the impairment test first requires a comparison of estimated undiscounted future cash flows generated by the asset group against the carrying value of the asset group. If the carrying value of the asset group exceeds the estimated undiscounted future cash flows, the asset would be deemed to be impaired. The impairment charge would then be measured as the difference between the estimated fair value of the asset and its carrying value. Fair value is generally determined by discounting the future cash flows associated with that asset. If the intent is to hold the asset for sale and certain other criteria are met (e.g., the asset can be disposed of currently, appropriate levels of authority have approved the sale, and there is an active program to locate a buyer), the impairment test involves comparing the asset’s carrying value to its estimated fair value. To the extent the carrying value is greater than the asset’s estimated fair value, an impairment charge is recognized for the difference. Significant judgments in this area involve determining whether a triggering event has occurred, determining the future cash flows for the assets involved and selecting the appropriate discount rate to be applied in determining estimated fair value.

Equity-based Compensation

Certain of the Sale/Exchange Cable Systems’ employees participate in TWC’s stock incentive plans (the “Stock Incentive Plans”). The underlying equity-based awards relate to shares of TWC’s common stock, not to

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

the equity of the Sale/Exchange Cable Systems. TWC is authorized, under the Stock Incentive Plans, to grant restricted stock units and options to purchase shares of TWC’s common stock to its employees. The Sale/Exchange Cable Systems recognizes an amount for equity-based compensation equal to the cost recognized by TWC for awards granted directly to the Sale/Exchange Cable Systems’ employees. Such costs were insignificant to the combined statement of operations of the Sale/Exchange Cable Systems for all periods presented. In addition, as discussed further in Note 7, allocations of equity-based compensation related to certain members of TWC’s executive team and others who provide corporate-related services to the Sale/Exchange Cable Systems are recognized in “corporate charges from TWC and affiliates” in the combined statement of operations.

The cost of employee services received in exchange for an award of equity instruments is measured based on the grant date fair value of the award and is recognized on a straight-line basis over the requisite service period. The Black-Scholes model is used to estimate the grant date fair value of a stock option. Because the option-pricing model requires the use of subjective assumptions, changes in these assumptions can materially affect the fair value of stock options granted. The various inputs used to determine fair value are specific to TWC and are not necessarily representative of what the inputs for the Sale/Exchange Cable Systems would be if such systems had been a stand-alone entity.

Revenue

Revenue generated by the Sale/Exchange Cable Systems consists of residential services, business services, advertising and other revenue.

Residential services revenue consists of (i) video revenue, including subscriber fees received from residential customers for various tiers or packages of video programming services, related equipment rental charges, installation charges, broadcast fees and fees collected on behalf of local franchising authorities and the Federal Communications Commission, as well as revenue from the sale of premium networks, transactional video-on-demand (e.g., events and movies) and digital video recorder service; (ii) high-speed data revenue, including subscriber fees received from residential customers for high-speed data services and related equipment rental and installation charges; (iii) voice revenue, including subscriber fees received from residential customers for voice services, along with related installation charges, as well as fees collected on behalf of governmental authorities; and (iv) other revenue, including revenue from security and home management services and other residential subscriber-related fees.

Business services revenue consists of (i) video revenue, including the same fee categories received from business video subscribers as described above under residential video revenue; (ii) high-speed data revenue, including subscriber fees received from business customers for high-speed data services and related installation charges, as well as amounts generated by the sale of commercial networking and point-to-point transport services, such as Metro Ethernet services; (iii) voice revenue, including subscriber fees received from business customers for voice services, along with related installation charges, as well as fees collected on behalf of governmental authorities; (iv) wholesale transport revenue, including amounts generated by the sale of point-to-point transport services offered to wireless telephone providers (i.e., cell tower backhaul) and other telecommunications carriers; and (v) other revenue, including revenue from enterprise-class, cloud-enabled hosting, managed applications and services and other business subscriber-related fees.

Advertising revenue is generated through the sale of video and online advertising inventory to local, regional and national advertising customers.

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Other revenue primarily includes home shopping network-related revenue (including commissions earned on the sale of merchandise and carriage fees).

Revenue Recognition

Residential and business services subscriber fees are recorded as revenue in the period during which the service is provided. Residential and business services revenue received from subscribers who purchase bundled services at a discounted rate is allocated to each product in a pro-rata manner based on the individual product’s selling price (generally, the price at which the product is regularly sold on a standalone basis). Revenue recognition for bundled services is discussed further in “—Multiple-element Transactions—Sales of Multiple Products or Services” below. Installation revenue obtained from traditional cable service connections is recognized as a component of residential and business services revenue when the connections are completed, as installation revenue recognized is less than the related direct selling costs. Advertising revenue is recognized in the period during which the advertisements are exhibited. Home shopping network-related revenue is recognized as revenue in the period during which the merchandise is sold or the carriage fees are earned.

In the normal course of business, the Sale/Exchange Cable Systems acts as or uses an intermediary or agent in executing transactions with third parties. The accounting issue presented by these arrangements is whether revenue should be reported based on the gross amount billed to the ultimate customer or on the net amount received from the customer after commissions and other payments to third parties. To the extent revenue is recorded on a gross basis, any commissions or other payments to third parties are recorded as expense so that the net amount (gross revenue less expense) is reflected in operating income. Accordingly, the impact on operating income is the same whether the revenue was recorded on a gross or net basis.

As an example, the Sale/Exchange Cable Systems are assessed franchise fees by franchising authorities, which are passed on to the customer. The accounting issue presented by these arrangements is whether the revenue should be reported based on the gross amount billed to the ultimate customer or on the net amount received from the customer after payments to franchising authorities. In instances where the fees are being assessed directly to the Sale/Exchange Cable Systems, amounts paid to governmental authorities and amounts received from customers are recorded on a gross basis. That is, amounts paid to governmental authorities are recorded as operating costs and expenses and amounts received from customers are recorded as revenue. The amount of such fees recorded on a gross basis related to video, high-speed data and voice services was $158 million in 2014, $166 million in 2013 and $162 million in 2012.

Operating Costs and Expenses

TWC secures programming on behalf of the Sale/Exchange Cable Systems. Programming, high-speed data connectivity and voice network costs are recorded as the services are provided. Programming costs are recorded based on the contractual agreements with programming vendors, which are generally multi-year agreements under which payments are made to programming vendors at agreed upon rates based on the number of subscribers to which programming services are provided. If a programming contract expires prior to the entry into a new agreement and the service continues to be distributed, programming costs are estimated during contract negotiations considering previous contractual rates, inflation and the status of the negotiations. When the programming contract terms are finalized, an adjustment to programming expense is recorded, if necessary, to reflect the terms of the new contract. Estimates are also made in the recognition of programming expense related to other items, such as the accounting for free periods and credits from service interruptions, as well as the

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

allocation of consideration exchanged between the parties in multiple-element transactions. Additionally, judgments are also required when multiple services are purchased from the same programming vendor. In these scenarios, the total consideration provided to the programming vendor is allocated to the various services received based upon their respective estimated fair values. Because multiple services from the same programming vendor may be received over different contractual periods and may have different contractual rates, the allocation of consideration to the individual services may have an impact on the timing of expense recognition. Accounting for consideration exchanged between the parties in multiple-element transactions is discussed further in “—Multiple-element Transactions—Contemporaneous Purchases and Sales” below.

Launch fees received from programming vendors are recognized as a reduction of expense on a straight-line basis over the term of the related programming arrangement. Amounts received from programming vendors representing the reimbursement of marketing costs are recognized as a reduction of marketing expense as the marketing services are provided.

Advertising costs are expensed upon the first exhibition of the related advertisements. Marketing expense (including advertising), net of certain reimbursements from programmers, was $165 million in 2014, $166 million in 2013 and $161 million in 2012.

Multiple-element Transactions

Multiple-element transactions involve situations where judgment must be exercised in determining the fair value of the different elements in a bundled transaction. As the term is used here, multiple-element transactions can involve (i) contemporaneous purchases and sales (e.g., advertising services are sold to a customer and, at the same time, programming services are purchased) and/or (ii) sales of multiple products and/or services (e.g., video, high-speed data and voice services are sold to a customer).

Contemporaneous Purchases and Sales

In the normal course of business, TWC, on behalf of the Sale/Exchange Cable Systems, enters into multiple-element transactions where TWC is simultaneously both a customer and a vendor with the same counterparty. For example, when negotiating the terms of programming purchase contracts with cable networks, the sale of advertising to the same cable network may be negotiated at the same time. Arrangements, although negotiated contemporaneously, may be documented in one or more contracts.

The accounting policy for each transaction negotiated contemporaneously is to record each element of the transaction based on the respective estimated fair values of the products or services purchased and the products or services sold. The judgments made in determining fair value in such transactions impact the amount of revenue, expenses and net income recognized over the respective terms of the transactions, as well as the respective periods in which they are recognized.

In determining the fair value of the respective elements, quoted market prices (where available), historical transactions or comparable cash transactions are considered. The most frequent transactions of this type involve funds received from vendors. Cash consideration received from a vendor is recorded as a reduction in the price of the vendor’s product unless (i) the consideration is for the reimbursement of a specific, incremental, identifiable cost incurred, in which case the cash consideration received would be recorded as a reduction in such cost, or (ii) an identifiable benefit in exchange for the consideration is provided, in which case revenue would be recognized for this element.

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

With respect to vendor advertising arrangements being negotiated simultaneously with the same cable network, an assessment is performed to determine whether each piece of the arrangement is at fair value. The factors that are considered in determining the individual fair value of the programming vary from arrangement to arrangement and include (i) the existence of a “most-favored-nation” clause or comparable assurances as to fair market value with respect to programming, (ii) a comparison to fees paid under a prior contract and (iii) a comparison to fees paid for similar networks. In determining the fair value of the advertising arrangement, advertising rates paid by other advertisers on the systems of the Sale/Exchange Cable Systems with similar terms are considered.

Sales of Multiple Products or Services

If sales contracts are entered into for the sale of multiple products or services, then the standalone selling price for each deliverable in the transaction is evaluated. For example, video, high-speed data and voice services are sold to subscribers in a bundled package at a rate lower than if the subscriber purchases each product on an individual basis. Revenue received from such subscribers is allocated to each product in a pro-rata manner based on the standalone selling price of each of the respective services on an individual basis. As another example, if a subscriber moves from a bundled package containing two services to a bundled package containing three services, the increase in the total revenue received is not attributed to the additional service. Rather, the total revenue received from such subscribers are allocated to each of the three products in a pro-rata manner based on the relative selling price of each of the respective services on an individual basis.

Income Taxes

The Sale/Exchange Cable Systems’ results of operations have historically been included in the consolidated U.S. federal income tax returns of TWC and applicable state income tax returns. The income tax amounts reflected in the combined financial statements have been determined as if the Sale/Exchange Cable Systems filed a separate income tax return for both U.S. federal and applicable states (the “separate return method”). The Sale/Exchange Cable Systems’ current income tax liabilities related to these separate income tax returns, including any applicable penalties and interest, are treated as being settled with TWC without payment as of the end of each year, which is included in “net contributions from (distributions to) TWC” in the combined statement of equity.

Income taxes are provided using the asset and liability method. Under this method, income taxes (i.e., deferred income tax assets, deferred income tax liabilities, taxes currently payable/refunds receivable and tax expense) are recorded based on amounts refundable or payable in the current year and include the results of any difference between GAAP and tax reporting. Deferred income taxes reflect the tax effect of net operating losses and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, based upon enacted tax laws and expected tax rates that will be in effect when the temporary differences reverse. Valuation allowances are established when management determines that it is more likely than not that some portion or the entire deferred tax asset will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

From time to time, transactions occur in which the tax consequences may be subject to uncertainty. Significant judgment is required in assessing and estimating the tax consequences of these transactions. Income tax returns are prepared and filed based on interpretation of tax laws and regulations. In the normal course of business, income tax returns are subject to examination by various taxing authorities. Such examinations may

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

result in future tax, interest and penalty assessments by these taxing authorities. In determining the Sale/Exchange Cable Systems’ income tax provision for financial reporting purposes, a reserve for uncertain income tax positions is established unless it is determined that such positions are more likely than not to be sustained upon examination, based on their technical merits. There is considerable judgment involved in determining whether positions taken on the income tax return are more likely than not to be sustained.

Income tax reserve estimates are adjusted periodically because of ongoing examinations by, and settlements with, the various taxing authorities, as well as changes in tax laws, regulations and interpretations. The combined income tax provision for any given year includes adjustments to prior year income tax accruals that are considered appropriate and any related estimated interest. When applicable, interest and penalties are recognized on uncertain income tax positions as part of the income tax provision.

Legal Contingencies

The Sale/Exchange Cable Systems are subject to legal, regulatory and other proceedings and claims that arise in the ordinary course of business. An estimated liability is recorded for those proceedings and claims arising in the ordinary course of business when the loss from such proceedings and claims becomes probable and reasonably estimable. Outstanding claims are reviewed with internal and external counsel to assess the probability and the estimates of loss, including the possible range of an estimated loss. The risk of loss is reassessed as new information becomes available and liabilities are adjusted as appropriate. The actual cost of resolving a claim may be substantially different from the amount of the liability recorded. Differences between the estimated and actual amounts determined upon ultimate resolution, individually or in the aggregate, are not expected to have a material adverse effect on the combined financial position but could possibly be material to the combined results of operations or cash flows for any one period.

Subsequent Events

Subsequent events have been considered through April 6, 2015, the date the combined financial statements were available for issuance, in preparing the combined financial statements and footnotes thereto.

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

3. BUSINESS ACQUISITIONS

Insight Acquisition

On February 29, 2012, TWC completed its acquisition of Insight Communications Company, Inc. and its subsidiaries (“Insight”) for $1.339 billion in cash, net of cash acquired. At closing, TWC repaid $1.164 billion outstanding under Insight’s senior secured credit facility (including accrued interest), and terminated the facility. Additionally, during 2012, Insight’s $495 million in aggregate principal amount of senior notes due 2018 were redeemed for $579 million in cash (including premiums and accrued interest). All of the Insight cable systems are included in the Sale/Exchange Cable Systems and the financial results for Insight have been included in the Sale/Exchange Cable Systems’ combined financial statements from the date of acquisition. The purchase price allocation is as follows (in millions):

Property, plant and equipment (primarily distribution systems)	$857
Intangible assets subject to amortization (primarily customer relationships)(a)	477
Intangible assets not subject to amortization (cable franchise rights)	1,747
Goodwill	624
Other current and noncurrent assets	170
Long-term debt	(1,734)
Deferred income tax liabilities, net	(639)
Other current and noncurrent liabilities	(163)

Total purchase price	$1,339

(a)	The weighted-average amortization period for customer relationships acquired in the Insight acquisition is 6 years.

4. ACQUISITION OF REMAINING INTEREST IN ERIE

During the fourth quarter of 2012, TWC acquired the remaining 45.81% noncontrolling interest in Erie Telecommunications, Inc. (“Erie”) for $32 million and, as a result, the Sale/Exchange Cable Systems owns 100% of Erie. This acquisition was recorded as an equity transaction and is reflected as a financing activity in the combined statement of cash flows. As a result, the carrying balance of this noncontrolling interest of $5 million was eliminated, and the remaining $27 million, representing the difference between the purchase price and carrying balance, was recorded as a reduction to “TWC investment” in the combined statement of equity.

5. INTANGIBLE ASSETS AND GOODWILL

Intangible assets and related accumulated amortization as of December 31, 2014 and 2013 consisted of the following (in millions):

	December 31, 2014			December 31, 2013
		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net
Intangible assets subject to amortization:
Customer relationships	$497	$(237)	$260	$497	$(154)	$343
Cable franchise renewals and access rights	17	(7)	10	14	(6)	8

Total	$514	$(244)	$270	$511	$(160)	$351

Intangible assets not subject to amortization:
Cable franchise rights	$7,271	$—	$7,271	$7,271	$—	$7,271

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The Sale/Exchange Cable Systems recorded amortization expense of $85 million in 2014, $85 million in 2013 and $72 million in 2012. Based on the remaining carrying value of intangible assets subject to amortization as of December 31, 2014, amortization expense is expected to be $84 million in 2015, $84 million in 2016, $83 million in 2017, $14 million in 2018 and $1 million in 2019. These amounts may vary as acquisitions and dispositions occur in the future.

There were no changes in the carrying value of goodwill during 2014 and 2013, and there were no accumulated goodwill impairment charges as of December 31, 2014 and 2013.

Annual Impairment Analysis

As of the July 1, 2014, 2013 and 2012 annual testing dates and based on qualitative assessments, it was determined that it was not more likely than not that the Sale/Exchange Cable Systems’ cable franchise rights and goodwill were impaired and, therefore, a quantitative assessment was not performed as part of the annual impairment testing. In making that determination, management identified and analyzed qualitative factors, including factors that would most significantly impact a DCF analysis of the fair values of the cable franchise rights and the fair value of the Sale/Exchange Cable Systems’ reporting unit.

6. EMPLOYEE BENEFIT PLANS

Pension Plans

Certain of the Sale/Exchange Cable Systems’ employees participate in two qualified defined benefit pension plans (collectively, the “Shared Plans”), which include the Time Warner Cable Pension Plan and the Time Warner Cable Union Pension Plan. The Shared Plans are sponsored by TWC and also include participants of other TWC subsidiaries. In addition, TWC provides a nonqualified defined benefit pension plan for certain Sale/Exchange Cable Systems’ employees. The Sale/Exchange Cable Systems account for the Shared Plans as multiemployer benefit plans. Accordingly, the Sale/Exchange Cable Systems do not record an asset or liability to recognize the funded status of the Shared Plans. The combined statement of operations includes pension expense related to the Shared Plans for costs directly attributable to the Sale/Exchange Cable Systems’ employees. Such costs totaled $10 million, $23 million and $22 million for the years ended December 31, 2014, 2013 and 2012, respectively. In addition, as discussed further in Note 7, allocations of pension expense related to certain members of TWC’s executive team and others who provide corporate-related services to the Sale/Exchange Cable Systems are recognized in “corporate charges from TWC and affiliates” in the combined statement of operations. As of December 31, 2014, the fair value of plan assets, accumulated benefit obligation and funded status of the Shared Plans were $3.106 billion, $2.709 billion and $(100) million, respectively, as included in TWC’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 13, 2015.

Defined Contribution Plan

The Sale/Exchange Cable Systems employees also participate in a defined contribution plan sponsored by TWC (the “TWC Savings Plan”). Employer contributions to the TWC Savings Plan are primarily based on a percentage of the employees’ elected contributions and are subject to plan provisions. The Sale/Exchange Cable Systems’ costs related to the TWC Savings Plan totaled $8 million, $9 million and $9 million for the years ended December 31, 2014, 2013 and 2012, respectively.

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

7. RELATED PARTY TRANSACTIONS

TWC provides certain management and administrative services to the Sale/Exchange Cable Systems (referred to as “shared support functions”) including, but not limited to, accounting and finance, information technology, executive management, legal, human resources, network operations and procurement. In addition, costs incurred by TWC in 2014 in connection with the Comcast merger have also been allocated to the Sale/Exchange Cable Systems. The operating costs and expenses associated with shared support functions as well as costs incurred in connection with the Comcast merger have been allocated to the Sale/Exchange Cable Systems on the basis of direct usage when identifiable, with the remainder allocated pro rata based on combined revenue, number of subscribers, headcount or other measures of the Sale/Exchange Cable Systems or TWC. The Sale/Exchange Cable Systems recognized allocations for shared support functions and costs incurred in connection with the Comcast merger of $421 million, $417 million and $407 million for the years ended December 31, 2014, 2013 and 2012, respectively, which are reflected in “corporate charges from TWC and affiliates” in the combined statement of operations.

TWC shares certain network assets that are operated over a national backbone and shared infrastructure, as well as other administrative sites, with the Sale/Exchange Cable Systems. The Sale/Exchange Cable Systems recognized charges for the use of such assets of $115 million, $105 million and $86 million for the years ended December 31, 2014, 2013 and 2012, respectively, which are reflected in “shared asset usage charges from TWC and affiliates” in the combined statement of operations.

Additionally, TWC primarily uses a centralized approach to cash management and financing of its operations with all related activity between the Sale/Exchange Cable Systems and TWC reflected in “TWC investment in the Sale/Exchange Cable Systems” in the combined balance sheet. Such transactions include (a) cash deposits from customer payments and other cash receipts that are transferred to TWC on a regular basis, (b) cash infusions from TWC to fund the Sale/Exchange Cable Systems’ operations, capital expenditures or acquisitions and (c) allocation of TWC’s shared support functions.

The Sale/Exchange Cable Systems’ transactions with certain of TWC’s equity-method investees for the years ended December 31, 2014, 2013 and 2012 consisted of the following (in millions):

	Year Ended December 31,
	2014	2013	2012
Costs and expenses:
Programming and content	$27	$30	$27
Other operating	4	4	5

Total	$31	$34	$32

8. INCOME TAXES

Taxable income generated by the Sale/Exchange Cable Systems has been included in the consolidated federal income tax returns of TWC and certain of its state income tax returns. Income taxes have been allocated to the Sale/Exchange Cable Systems as if such cable systems’ operations were held in a separate corporation that filed separate income tax returns. Management believes the assumptions underlying the allocation of income taxes on a separate return basis are reasonable. However, the amounts allocated for income taxes in the combined

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

financial statements are not necessarily indicative of the actual amount of income taxes that would have been recorded had the Sale/Exchange Cable Systems been held within a separate, stand-alone entity.

The current and deferred income tax provision for the years ended December 31, 2014, 2013 and 2012 consisted of the following (in millions):

	Year Ended December 31,
	2014	2013	2012
Federal:
Current	$244	$254	$253
Deferred	164	143	113
State:
Current	32	34	31
Deferred	27	18	38

Total	$467	$449	$435

The differences between income tax provision expected at the U.S. federal statutory income tax rate of 35% and income tax provision provided for the years ended December 31, 2014, 2013 and 2012 consisted of the following (in millions):

	Year Ended December 31,
	2014	2013	2012
Income tax provision at U.S. federal statutory rate	$428	$415	$388
State and local taxes, net of federal tax effects	38	34	45
Other	1	—	2

Total	$467	$449	$435

Significant components of deferred income tax liabilities, net, as of December 31, 2014 and 2013 consisted of the following (in millions):

	December 31,
	2014	2013
Cable franchise rights and customer relationships, net	$(2,341)	$(2,273)
Property, plant and equipment	(863)	(850)
Other	—	(1)

Deferred income tax liabilities	(3,204)	(3,124)
Net operating loss carryforwards(a)	58	155
Other	49	63

Deferred income tax assets	107	218

Deferred income tax liabilities, net(b)	$(3,097)	$(2,906)

(a)	Net operating loss carryforwards expire in varying amounts through December 2033.
(b)	Deferred income tax liabilities, net, includes current deferred income tax assets of $93 million and $141 million as of December 31, 2014 and 2013, respectively.

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The Sale/Exchange Cable Systems recognize income tax benefits for those income tax positions determined more likely than not to be sustained upon examination, based on the technical merits of the positions. The reserve for uncertain income tax positions is included in “other liabilities” in the combined balance sheet. The impact of temporary differences and tax attributes are considered when calculating accruals for interest and penalties associated with the reserve for uncertain income tax positions. Accrued interest and penalties were insignificant to the combined balance sheet for all periods presented. In addition, interest and penalties recognized in the income tax provision were insignificant to the combined statement of operations for all periods presented.

In September 2014, the Internal Revenue Service (the “IRS”) examination of TWC’s income tax returns for 2005 to 2007 was settled with the exception of an immaterial item that has been referred to the IRS Appeals Division. These were periods prior to TWC’s separation from Time Warner Inc. (“Time Warner”) in March 2009 (the “Separation”) during which TWC was a consolidated subsidiary of Time Warner for tax purposes. In August 2014, the IRS examination of TWC’s 2009 and 2010 income tax returns for periods after the Separation was also settled. The resolution of these examinations did not have a material impact on the combined financial position or results of operations of the Sale/Exchange Cable Systems. In June 2014, the IRS started the examination of TWC’s 2008 and 2009 income tax returns for periods prior to the Separation. In December 2014, the IRS also started the examination of TWC’s 2011 and 2012 income tax returns. These examinations are not anticipated to have a material impact on the combined financial position or results of operations of the Sale/Exchange Cable Systems. In addition, TWC is also subject to ongoing examinations of TWC’s tax returns by state and local tax authorities for various periods. Activity related to these state and local examinations did not have a material impact on the combined financial position or results of operations of the Sale/Exchange Cable Systems in 2014, nor is a material impact anticipated in the future.

9. COMMITMENTS AND CONTINGENCIES

Contractual Obligations

The Sale/Exchange Cable Systems have obligations to make future payments for goods and services under certain contractual arrangements. These contractual obligations secure the future rights to various assets and services to be used in the normal course of the Sale/Exchange Cable Systems’ operations. For example, the Sale/Exchange Cable Systems are contractually committed to make certain minimum lease payments for the use of property under operating lease agreements. In accordance with applicable accounting rules, the future rights and obligations pertaining to firm commitments, such as operating lease obligations and certain purchase obligations under contracts, are not reflected as assets or liabilities in the combined balance sheet.

The Sale/Exchange Cable Systems’ rent expense, which primarily includes facility rental expense and pole attachment rental fees, totaled $43 million in 2014, $31 million in 2013 and $32 million in 2012. The Sale/Exchange Cable Systems have lease obligations under various operating leases including minimum lease obligations for real estate and operating equipment.

The minimum rental commitments under long-term operating leases during the next five years are $19 million in 2015, $17 million in 2016, $12 million in 2017, $7 million in 2018, $3 million in 2019 and $7 million thereafter.

TWC enters into contracts with cable television networks and broadcast stations to provide programming services to the Sale/Exchange Cable Systems’ subscribers. The estimated future programming costs for these contract requirements and commitments, as included in the table below, are based on subscriber numbers and tier

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

placement as of December 31, 2014 applied to the per-subscriber rates contained in such contracts. Actual amounts due under such contracts may differ from the amounts included in the table below based on the actual subscriber numbers and tier placements. These amounts also include programming rights negotiated directly with content owners for distribution on TWC-owned channels or networks.

The following table summarizes aggregate contractual obligations outstanding as of December 31, 2014 under certain programming and content purchase agreements, as discussed above, and various other data processing and fiber-related contractual obligations, as well as the estimated timing and effect that such obligations are expected to have on the Sale/Exchange Cable Systems’ liquidity and cash flows in future periods (in millions):

2015	$1,204
2016—2017	1,945
2018—2019	1,174
Thereafter	377

Total	$4,700

Legal Proceedings

On August 9, 2010, the plaintiffs in Michelle Downs and Laurie Jarrett, et al. v. Insight Communications Company, L.P. filed a second amended complaint in a purported class action in the U.S. District Court for the Western District of Kentucky alleging that Insight Communications Company, L.P. violated Section 1 of the Sherman Antitrust Act by tying the sales of premium cable television services to the leasing of set-top converter boxes. The plaintiffs were seeking, among other things, unspecified treble monetary damages and an injunction to cease such alleged practices. On July 19, 2013, TWC filed a motion for summary judgment, which argued that Insight Communications Company, L.P. did not coerce the plaintiffs to lease a set-top converter box, a necessary element of the plaintiffs’ claim. On July 29, 2014, the court granted TWC’s summary judgment motion and entered judgment in TWC’s favor. On August 26, 2014, the plaintiffs filed a motion for reconsideration, which was denied on December 1, 2014. The plaintiffs did not appeal the grant of summary judgment, terminating the litigation.

TWC and the Sale/Exchange Cable Systems are subject to other legal proceedings and claims that arise in the ordinary course of business. The final disposition of these claims is not expected to have a material adverse effect on the combined financial condition of the Sale/Exchange Cable Systems, but could possibly be material to its combined results of operations. Further, no assurance can be given that any adverse outcome would not be material to the combined financial position of the Sale/Exchange Cable Systems.

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

10. ADDITIONAL FINANCIAL INFORMATION

Other Current Liabilities

Other current liabilities as of December 31, 2014 and 2013 consisted of the following (in millions):

	December 31,
	2014	2013
Accrued sales and other taxes	$45	$45
Accrued compensation and benefits	44	45
Accrued franchise fees	29	29
Accrued insurance	24	22
Other accrued expenses	69	77

Total other current liabilities	$211	$218

Revenue

Revenue for the years ended December 31, 2014, 2013 and 2012 consisted of the following (in millions):

	Year Ended December 31,
	2014	2013	2012
Residential services	$4,662	$4,757	$4,607
Business services	609	525	433
Advertising	212	199	225
Other	21	22	21

Total revenue	$5,504	$5,503	$5,286

Merger-related and Restructuring Costs

Merger-related and restructuring costs for the years ended December 31, 2014, 2013 and 2012 consisted of (in millions):

	Year Ended December 31,
	2014	2013	2012
Merger-related costs(a)	$—	$10	$53
Restructuring costs(b)	1	11	7

Total merger-related and restructuring costs	$1	$21	$60

(a)	Merger-related costs in 2013 were incurred in connection with the Insight acquisition. Merger-related costs in 2012 were incurred in connection with the acquisitions of Insight and certain NewWave Communications cable systems. As of December 31, 2014, all such merger-related costs had been paid. Merger-related costs of $50 million incurred by TWC in 2014 in connection with the Comcast merger have been allocated to the Sale/Exchange Cable Systems and are reflected in corporate charges in the combined statement of operations.
(b)	Restructuring costs related to employee terminations ($10 million in 2013 and $7 million in 2012) and other exit costs ($1 million in both 2014 and 2013). As of December 31, 2014, accruals for such restructuring costs were $1 million, which is classified as a current liability in the combined balance sheet. Restructuring costs of $4 million, $21 million and $4 million in 2014, 2013 and 2012, respectively, have been allocated to the Sale/Exchange Cable Systems and are reflected in corporate charges in the combined statement of operations.

TWC CABLE SYSTEMS TO BE SOLD OR EXCHANGED IN THE

DIVESTITURE TRANSACTIONS WITH CHARTER COMMUNICATIONS, INC.

(A Carve-Out of Time Warner Cable Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Supplemental Cash Flow Information

Additional financial information with respect to cash payments for the years ended December 31, 2014, 2013 and 2012 is as follows (in millions):

	Year Ended December 31,
	2014	2013	2012
Cash paid for interest(a)	$—	$—	$13

Cash paid for income taxes(b)	$281	$288	$283

(a)	Cash paid for interest in 2012 primarily relates to interest accrued on debt assumed in the Insight acquisition.
(b)	Cash paid for income taxes represents amounts settled with TWC for income taxes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Midwest Cable, Inc.

Philadelphia, Pennsylvania

We have audited the accompanying balance sheets of Midwest Cable, Inc. (the “Company”) as of December 31, 2014 and September 22, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Midwest Cable, Inc. as of December 31, 2014 and September 22, 2014, in conformity with accounting principles generally accepted in the United States.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

April 6, 2015

Midwest Cable, Inc.

Balance Sheet

	December 31, 2014	September 22, 2014
Stockholder’s Equity
Common Stock; $0.01 par value, 1,000 shares authorized, 100 shares issued and outstanding	$1	$1
Receivable from Parent	$(1)	$(1)

Total Stockholder’s Equity	$—	$—

See accompanying notes to financial statement.

Midwest Cable, Inc.

Notes to Financial Statement

Note 1: History and Description of the Company

Midwest Cable, Inc. (the “Company”), a cable service provider to residential and commercial customers located in the Midwestern and Southeastern United States, was formed for the purpose of being the parent company of cable systems serving approximately 2.5 million legacy Comcast Corporation (“Comcast”) video subscribers. The Company has not engaged in any business or other activities and is currently a subsidiary of Comcast. Midwest Cable, LLC was formed in the state of Delaware as a limited liability company in May 2014 and converted to Midwest Cable, Inc., a Delaware corporation, in September 2014.

Note 2: Basis of Presentation and Summary of Significant Accounting Policies

The balance sheets and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States. Receivable from Parent is classified as an offset to stockholder’s equity as it represents the consideration to be received in exchange for the Company’s common stock issued to Comcast.

Note 3: Subsequent Events

We have evaluated all subsequent event activity through April 6, 2015, which is the issue date of the financial statement as of December 31, 2014, and concluded that no subsequent events have occurred that would require recognition in the financial statement or disclosure in the notes to the financial statement.

Independent Auditors’ Report

The Member

Bright House Networks, LLC:

We have audited the accompanying consolidated financial statements of Bright House Networks, LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in member’s equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Bright House Networks, LLC and its subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2014, in accordance with U.S. generally accepted accounting principles.

(signed) KPMG LLP

New York, New York

March 27, 2015

BRIGHT HOUSE NETWORKS, LLC AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2014 and 2013

(In thousands of dollars)

	2014	2013
Assets
Current assets:
Cash and cash equivalents	$653,714	1,001,774
Short-term marketable securities (note 3)	112,397	9,995
Accounts receivable-trade, net of allowances of $19,250 and $17,918 as of December 31, 2014 and 2013, respectively	179,383	165,635
Other current assets	55,564	48,700

Total current assets	1,001,058	1,226,104
Property, plant, and equipment, net (note 2)	2,130,642	2,007,372
Long-term marketable securities (note 3)	362,940	—
Investments (note 4)	12,006	11,354
Goodwill (note 5)	12,746	12,746
Intangible assets, net (note 5)	851,484	851,073
Other assets	50,241	19,622

Total assets	$4,421,117	4,128,271

Liabilities and Member’s Equity
Accounts payable and other current liabilities (note 6)	$348,342	362,640
Current maturities of long term debt (note 7)	42,857	42,857
Deferred revenue	62,946	60,651

Total current liabilities	454,145	466,148
Long-term debt (note 7)	471,429	514,286
Other liabilities (note 8)	479,722	189,300

Total liabilities	1,405,296	1,169,734
Commitments and contingencies (note 12)
Member’s equity	3,015,821	2,958,537

Total liabilities and member’s equity	$4,421,117	4,128,271

See accompanying notes to consolidated financial statements.

BRIGHT HOUSE NETWORKS, LLC AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2014, 2013 and 2012

(In thousands of dollars)

	2014	2013	2012
Revenues:
Subscriber	$3,504,839	3,335,582	3,165,119
Advertising and other	199,548	172,886	177,810

Total revenues	3,704,387	3,508,468	3,342,929

Costs and expenses:
Operating expenses	2,503,534	2,392,049	2,296,921
Depreciation and amortization	416,223	386,063	359,563
Gain on disposal of assets, net	(4,497)	(29,483)	(1,883)
Income from equity investments	(122)	(1,862)	(70,203)
Interest, net	37,724	42,371	53,851

Total costs and expenses	2,952,862	2,789,138	2,638,249

Net income	$751,525	719,330	704,680

See accompanying notes to consolidated financial statements.

BRIGHT HOUSE NETWORKS, LLC AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2014, 2013 and 2012

(In thousands of dollars)

	2014	2013	2012
Net income	$751,525	719,330	704,680
Change in unrecognized amounts included in pension and postretirement obligations (note 10)	(132,713)	84,655	(16,434)

Comprehensive income	$618,812	803,985	688,246

See accompanying notes to consolidated financial statements.

BRIGHT HOUSE NETWORKS, LLC AND SUBSIDIARIES

Consolidated Statements of Changes in Member’s Equity

Years ended December 31, 2014, 2013 and 2012

(In thousands of dollars)

	Member’s equity	Accumulated other comprehensive loss	Total
Balance, December 31, 2011	$2,511,739	(159,426)	2,352,313
Net income	704,680	—	704,680
Change in unrecognized amounts included in pension and postretirement obligations (note 10)	—	(16,434)	(16,434)
Distributions	(566,357)	—	(566,357)

Balance, December 31, 2012	2,650,062	(175,860)	2,474,202
Net income	719,330	—	719,330
Change in unrecognized amounts included in pension and postretirement obligations (note 10)	—	84,655	84,655
Distributions	(319,650)	—	(319,650)

Balance, December 31, 2013	3,049,742	(91,205)	2,958,537
Net income	751,525	—	751,525
Change in unrecognized amounts included in pension and postretirement obligations (note 10)	(170,128)	(132,713)	(302,841)
Distributions	(391,400)	—	(391,400)

Balance, December 31, 2014	$3,239,739	(223,918)	3,015,821

See accompanying notes to consolidated financial statements.

BRIGHT HOUSE NETWORKS, LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2014, 2013 and 2012

(In thousands of dollars)

	2014	2013	2012
Cash flows from operating activities:
Net income	$751,525	719,330	704,680
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	416,223	386,063	359,563
Income from equity investments	(122)	(1,862)	(70,203)
Gain on disposal of assets, net	(4,497)	(29,483)	(1,883)
Change in operating assets and liabilities:
Accounts receivable	(13,747)	(5,957)	(5,232)
Other current assets	(6,863)	(23,125)	(4,207)
Other assets	3,860	(778)	12,575
Accounts payable and other liabilities	(26,718)	22,987	26,079
Deferred revenue	2,296	8,290	(2,483)

Net cash provided by operating activities	1,121,957	1,075,465	1,018,889

Cash flows from investing activities:
Capital expenditures	(530,590)	(397,882)	(421,945)
Franchise expenditures	(10,274)	(9,598)	(12,314)
Purchases of marketable securities	(608,178)	(9,995)	(39,981)
Proceeds from sale and maturities of marketable securities	140,597	39,981	—
Business acquisition, net of cash acquired	—	—	(15,750)
Acquisitions of investments and other assets	(530)	(1,831)	(1,795)
Transfer to restricted cash	(31,282)	—	—
Proceeds from SpectrumCo’s sale of spectrum licenses	—	1,161	187,453
Proceeds from sale of investment	—	42,373	—
Proceeds from sale of other assets	4,497	5,810	8,378

Net cash used in investing activities	(1,035,760)	(329,981)	(295,954)

Cash flows from financing activities:
Member distributions	(391,400)	(319,650)	(566,357)
Repayments of senior note	(42,857)	(42,857)	(150,000)

Net cash used in financing activities	(434,257)	(362,507)	(716,357)

Net (decrease) increase in cash and cash equivalents	(348,060)	382,977	6,578
Cash and cash equivalents at beginning of period	1,001,774	618,797	612,219

Cash and cash equivalents at end of period	$653,714	1,001,774	618,797

Interest paid	$41,036	44,250	53,490

See accompanying notes to consolidated financial statements.

BRIGHT HOUSE NETWORKS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(1) Organization and Summary of Significant Accounting Policies

(a) Description of Business

Bright House Networks, LLC and subsidiaries (the Company) is a cable operator with its primary markets in Florida, Michigan, Alabama, Indiana and California. The Company provides its subscribers with video, high-speed data and digital phone services. The Company also sells advertising on its cable systems to local and national advertisers.

The Company is a wholly owned subsidiary of Time Warner Entertainment-Advance/Newhouse (TWE-A/N). TWE-A/N is a partnership formed in 1995 by Time Warner Entertainment Company, L.P., a subsidiary of Time Warner Inc., and Advance/Newhouse Partnership (A/N). A/N is the manager of the Company and is entitled to 100% of its economic benefits.

(b) Basis of Consolidation

The accompanying consolidated financial statements include all of the accounts and all entities that are majority-owned by the Company and are required to be consolidated in accordance with accounting principles generally accepted in the United States of America (GAAP). The Company has eliminated intercompany accounts and transactions among consolidated entities.

(c) Revenues and Costs

Subscriptions are recorded as revenue in the period that the service is provided. Advertising revenues are recognized in the period that the advertisements are exhibited. Recognition of revenue from subscribers billed in advance is deferred until the services are rendered.

The Company pays for programming provided to its subscribers under joint contracts with Time Warner Cable Inc. (TWC). The programming costs are expensed as the related services are made available to subscribers. Amounts paid to TWC for programming and other services were $976.5 million, $944.1 million and $902.1 million in 2014, 2013 and 2012, respectively. At December 31, 2014 and 2013, unpaid balances due to TWC were $154.4 million and $144.7 million, respectively. Such amounts are included in accounts payable and other current liabilities in the accompanying consolidated balance sheets.

Launch fees received from programming vendors are deferred and recognized as a reduction of expense over the life of the related programming agreement. Reimbursement of marketing costs from programming vendors are recognized as a reduction in marketing expense.

Advertising costs are expensed upon the first exhibition of related advertisements. Marketing expense (including advertising), net of certain reimbursements from programmers, was $93.0 million, $83.7 million and $81.1 million in 2014, 2013 and 2012, respectively.

Cable subscriber installation costs for single-family residences are expensed when incurred.

In the normal course of business, the Company is assessed non-income related taxes by governmental authorities, including franchising authorities, and collects such taxes from its subscribers. The Company’s policy is that, in instances where the tax is being assessed directly on the Company, amounts paid to governmental authorities and amounts received from subscribers are recorded on a gross basis. That is, amounts paid to governmental authorities are recorded as operating expenses and amounts received from subscribers are recorded as revenues. The amount of such fees included as a component of revenues was $90.4 million, $89.1 million and $89.2 million in 2014, 2013 and 2012, respectively.

BRIGHT HOUSE NETWORKS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2014, 2013 and 2012

(d) Cash and Cash Equivalents

Cash and cash equivalents consist of cash and liquid investments with an original maturity of less than three months.

(e) Marketable Securities

The Company has investments in marketable debt securities which are accounted for as available-for-sale securities and stated at fair value. The Company determines the appropriate classification of the investments at the date of purchase and reevaluates the classification at the balance sheet date. Marketable debt securities with maturities of 12 months or less are classified as short-term. Marketable debt securities with maturities greater than 12 months are classified as long-term. Changes in the fair value of available-for-sale securities were not material.

(f) Fair Value Disclosures

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy, as defined below, gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

Level 1 —	Defined as observable inputs such as unadjusted quoted prices in active markets for identical assets or liabilities

Level 2 —	Defined as observable inputs other than Level 1 inputs. These include quoted prices for similar assets or liabilities in an active market, quoted prices for identical assets and liabilities that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 —	Defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The carrying value of accounts receivable, accounts payable, and other current liabilities approximates fair value because of the relatively short maturity of these items.

The Company’s marketable securities, which include U.S. Treasury securities, corporate debt securities, U.S. government agency securities, municipal securities, certificates of deposit and commercial paper, are recorded at fair value (see note 3). The Company classified these investments as Level 2 since the fair value estimates are based on market observable inputs for investments with similar terms and maturities.

(g) Accounts Receivable

Accounts receivable are recorded at net realizable value. The Company maintains an allowance for doubtful accounts, which is determined after considering past collection experience, aging of accounts receivable, general economic factors, and other considerations.

BRIGHT HOUSE NETWORKS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2014, 2013 and 2012

(h) Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost. Additions to the Company’s distribution systems include material, labor, and overhead. Depreciation is calculated using the straight-line method over the estimated useful lives as follows:

Buildings and improvements	10-45 years
Distribution systems	3-16 years
Vehicles and other equipment	3-10 years

Gains and losses on dispositions of property are reported as disposal of assets, net, in the accompanying consolidated statements of income.

(i) Investments

Investments in which the Company has significant influence, but less than controlling voting interest, are accounted for under the equity method. Investments in which the Company does not have significant influence are accounted for under the cost method.

The Company writes down an investment to fair value if it is determined that the investment has incurred an other-than-temporary decline in value. The Company evaluates available financial information and quoted market prices, where available, to determine fair value (note 4).

(j) Goodwill

The excess of purchase price over the fair value of net tangible and identifiable intangible assets acquired is included in goodwill on the date of acquisition. Goodwill is not amortized.

(k) Intangible Assets

Intangible assets include cable television franchises acquired in business combinations. These assets are deemed to have an indefinite useful life and are not amortized.

Intangible assets also include costs incurred in negotiating and renewing cable franchise agreements and other contractual rights, such as deferred right-of-way costs. These assets have a finite useful life and are amortized on a straight-line basis over their respective contract terms as follows:

Renewal of cable franchise rights	15-25 years
Deferred right-of-way costs	5-25 years
Trade names and subscriber lists	5 years
Other	2-20 years

(l) Impairment of Long-Lived, Indefinite-Lived Assets and Goodwill

The Company reviews its long-lived assets (property, plant, and equipment, and intangible assets subject to amortization that arose from acquisitions accounted for under the purchase method) for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.

BRIGHT HOUSE NETWORKS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2014, 2013 and 2012

We evaluate goodwill and other indefinite-lived intangible assets for impairment at least annually and whenever other facts and circumstances indicate that the carrying amounts of goodwill and other indefinite-lived assets may not be recoverable. For purposes of the goodwill evaluation, we make a qualitative assessment to determine if goodwill may be impaired. If it is more likely than not that a reporting unit’s fair value is less than its carrying value, we then compare the fair value of the reporting unit to its respective carrying amount. If the carrying value of a reporting unit were to exceed its fair value, we would then compare the implied fair value of the reporting unit’s goodwill to its carrying amount, and any excess of the carrying amount over the fair value would be charged to operations as an impairment loss. Any excess of the carrying value over the fair value of indefinite-lived intangibles assets other than goodwill is also charged to operations as an impairment loss.

(m) Income Taxes

The Company is not subject to federal or state income taxes, and therefore, no income taxes are recorded in the accompanying consolidated financial statements.

(n) Use of Estimates

The accompanying consolidated financial statements are prepared in accordance with GAAP, which requires that management make estimates and assumptions that affect the reported amounts. Actual results could differ from these estimates.

Significant estimates inherent in the preparation of the accompanying consolidated financial statements include accounting for asset impairments, allowances for doubtful accounts, investments, depreciation and amortization, pension benefits, and contingencies. Allocation methodologies used to prepare the accompanying consolidated financial statements are based on estimates and are described in the notes, where appropriate.

(o) Change in Presentation

Certain amounts from the prior year’s financial statements were reclassified to conform to the current year presentation.

(2) Property, Plant, and Equipment, Net

Property, plant, and equipment and related accumulated depreciation consist of the following at December 31:

	2014	2013
	(In thousands)
Land	$32,733	31,416
Buildings and improvements	262,871	240,407
Distribution system	4,531,328	4,223,858
Vehicles, other equipment, furniture, and fixtures	359,937	354,621
Construction in progress	38,457	37,786

Total cost	5,225,326	4,888,088
Less accumulated depreciation	(3,094,684)	(2,880,716)

Total property, plant, and equipment, net	$2,130,642	2,007,372

BRIGHT HOUSE NETWORKS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2014, 2013 and 2012

Depreciation expense was $406.4 million, $376.4 million and $349.0 million for 2014, 2013 and 2012, respectively.

(3) Marketable Securities

Our marketable debt securities consisted of the following at December 31:

	2014	2013
	(In thousands)
Short-term marketable securities:
U.S. Treasury securities	$27,782	—
Corporate debt securities	3,103	—
U.S. agency securities	17,491	—
Municipal securities	13,552	—
Certificates of deposit	18,998	—
Commercial paper	31,471	9,995

Total short-term marketable securities	$112,397	9,995

Long-term marketable securities:
Corporate debt securities	$73,424	—
U.S. agency securities	129,782	—
Municipal securities	159,734	—

Total long-term marketable securities	$362,940	—

As of December 31, 2014, our short-term and long-term marketable debt securities had remaining maturities of 1 month to 12 months and 13 months to 79 months, respectively.

(4) Investments

Investments consist of the following at December 31:

	2014	2013
	(In thousands)
Equity method investments	$12,006	11,354

Total investments	$12,006	11,354

In August 2012, SpectrumCo, LLC (SpectrumCo), a wireless joint venture that held advanced wireless spectrum (AWS) licenses in which the Company and several other cable companies were participants, sold all of its AWS licenses to Cellco Partnership (doing business as Verizon Wireless), a joint venture between Verizon Communications Inc. and Vodafone Group Plc, for $3.6 billion in cash. The Company’s portion of SpectrumCo’s gain on sale of its AWS spectrum licenses was $71.1 million, which is included in Income from equity investments in the consolidated statement of income in 2012. Following the close of the transaction, SpectrumCo distributed to the Company $187.5 million, which represents the Company’s portion of the sale proceeds, based on its 5.3% investment in SpectrumCo.

In July 2013, in connection with Sprint Communications, Inc.’s (Sprint) acquisition of Clearwire Corporation (Clearwire), Sprint acquired the Company’s cost method investment of 8.5 million Class A shares of Clearwire for $42.4 million. As a result, the Company recognized a gain of $25.9 million, which is included in Gain on disposal of assets, net in the consolidated statement of income in 2013.

BRIGHT HOUSE NETWORKS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2014, 2013 and 2012

(5) Intangible Assets and Goodwill

Intangible assets and related accumulated amortization consist of the following at December 31:

	2014			2013
	Gross carrying amount	Accumulated amortization	Total	Gross carrying amount	Accumulated amortization	Total
	(In thousands)
Indefinite-lived cable franchise right	$801,760	—	801,760	801,760	—	801,760
Finite-lived intangible assets:
Renewal of cable franchise rights	85,246	(82,177)	3,069	85,246	(80,807)	4,439
Deferred right-of-way costs	84,297	(40,923)	43,374	74,025	(33,239)	40,786
Trade names and subscriber lists	1,564	(625)	939	1,564	(313)	1,251
Other	5,530	(3,188)	2,342	5,530	(2,693)	2,837

	176,637	(126,913)	49,724	166,365	(117,052)	49,313

Total intangible assets, net	$978,397	(126,913)	851,484	968,125	(117,052)	851,073

Amortization expense was $9.9 million, $9.7 million and $10.6 million in 2014, 2013 and 2012, respectively. Based on the current amount of intangible assets subject to amortization, the estimated amortization expense is expected to be $9.6 million in 2015, $8.7 million in 2016, $7.9 million in 2017, $6.1 million in 2018, and $4.8 million in 2019.

Changes in the carrying value of the Company’s goodwill from January 1 through December 31 are presented below:

	2014	2013
	(In thousands)
Balance at beginning of year	$12,746	12,333
Acquisition of Telovations	—	413

Balance at end of year	$12,746	12,746

There were no accumulated goodwill impairment charges as of December 31, 2014 and 2013.

(6) Accounts Payable and Other Current Liabilities

Accounts payable and other current liabilities consist of the following at December 31:

	2014	2013
	(In thousands)
Accounts payable	$77,638	94,512
Amount owed to TWC	154,367	144,695
Other	116,337	123,433

Total other liabilities	$348,342	362,640

BRIGHT HOUSE NETWORKS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2014, 2013 and 2012

(7) Long-Term Debt

The following table summarizes the Company’s debt arrangements at December 31:

Type	Maturity	Principal amount	Balance outstanding
			2014	2013
			(In thousands)
Senior notes(a)	2016	300,000	300,000	300,000
Senior notes(b)	2019	300,000	214,286	257,143
Revolving credit(c)	2018	500,000	—	—

Total		$1,100,000	514,286	557,143

Less current portion			42,857	42,857

Total long-term debt			$471,429	514,286

The senior notes are guaranteed by A/N and the Company’s subsidiaries.

(a)	Interest on senior notes is payable semi annually at a fixed annual interest rate of 7.25%. The principal is payable in full at maturity.

(b)	Interest on senior notes is payable semi annually at a fixed annual interest rate of 7.50%. The principal is payable in annual payments of $42.9 million beginning July 28, 2013.

(c)	The Company pays interest rates equal to LIBOR plus 1.125% on its revolver loans and a commitment fee of 0.125% per annum on the unused portion of the facility. The entire $500 million total facility remained available at December 31, 2014. The revolving credit facility terminates on July 29, 2018.

The Company’s debt had an estimated fair value of $564.0 million and $635.0 million as of December 31, 2014 and December 31, 2013, respectively. The estimated fair value of the Company’s privately held debt was based on available interest rates for debt issuances with similar terms and remaining maturities. Unrealized gains or losses on debt do not result in the realization or expenditure of cash and are not recognized for financial reporting purposes unless the debt is retired prior to its maturity.

The Company is required to maintain certain financial covenants and is in compliance with those covenants as of December 31, 2014. In the event of a change in control, the Company is required to give written notice to each holder containing an offer to prepay the senior notes at a price of 100% of the principal amount of the senior notes plus accrued and unpaid interest, accrued to such date of prepayment, plus a make-whole amount.

Interest expense for the instruments above, including amortization of deferred financing fees and other fees of $1.5 million, $2.3 million and $3.3 million, was $41.2 million, $45.2 million and $56.8 million in 2014, 2013 and 2012, respectively.

BRIGHT HOUSE NETWORKS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2014, 2013 and 2012

(8) Other Liabilities

Other liabilities consist of the following at December 31:

	2014	2013
	(In thousands)
Accrued pension benefits (note 10)	$420,648	140,758
Other	59,074	48,542

Total other liabilities	$479,722	189,300

(9) Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss consists of the following at December 31:

	2014	2013	2012
	(In thousands)
Cumulative net unrecognized loss on pension and other postretirement employee benefits	$(223,918)	(91,205)	(175,860)

(10) Pension and Other Postretirement Benefits

Employee benefit plans

The Company sponsors a funded pension plan, the Bright House Networks Pension Plan (the Plan). The Plan provides employees with retirement benefits in accordance with benefit provision formulas based on years of service and compensation. Funding is based on an evaluation and review of the assets and liabilities of the Plan. The assets are held in a master trust managed by the Advance Publications, Inc. Master Trust Pension Committee. The projected benefit obligation is determined using the census data specific to the Company’s employees. The Company’s share of the master trust assets consists of Company specific contributions, net of benefit payments, and its proportionate share of the actual return on total assets. The Company’s Plan was historically an annex to the Advance Pension Plan. On July 31, 2014, the Plan was spun off into its own separate pension plan. In connection with the spin-off, approximately $170 million of plan assets previously attributed to the Plan were transferred to the Advance Publications Pension Plan and is reflected within member’s equity.

The Company sponsors unfunded supplemental pension benefit plans for a select group of management and highly compensated employees. These plans are based on employees’ years of service and compensation.

The Company provides postretirement healthcare to retirees and eligible dependents. These benefits are paid from the general assets of the Company.

BRIGHT HOUSE NETWORKS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2014, 2013 and 2012

Changes in the Company’s projected benefit obligation, fair value of plan assets and funded status from January 1 through December 31 are presented below:

	2014	2013
	(In thousands)
Projected benefit obligation, beginning of year	$509,185	535,961
Service cost	33,554	38,325
Interest cost	25,251	22,483
Actuarial (gain) loss	141,378	(77,312)
Benefits paid	(8,600)	(10,271)

Projected benefit obligation, end of year	$700,768	509,186

Accumulated benefit obligation	$548,395	396,719

Fair value of plan assets, beginning of year	365,359	306,772
Actual return on plan assets	32,927	20,054
Employer contributions	57,580	48,804
Benefits paid	(8,600)	(10,271)
Transfer out due to plan spinoff	(170,128)	—

Fair value of plan assets, end of year	$277,138	365,359

Funded status	$(423,630)	(143,827)

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the qualified pension plan, the supplemental pension plan and other postretirement plans as of December 31, 2014 and 2013 consisted of the following:

	Qualified Pension Plan		Supplemental Pension Plans		Other Postretirement Plans
	December 31,		December 31,		December 31,
	2014	2013	2014	2013	2014	2013
	(In thousands)
Projected benefit obligation	$649,781	466,634	50,850	42,289	137	262
Accumulated benefit obligation	498,013	354,914	50,382	41,805	—	—
Fair value of plan assets	277,138	365,359	—	—	—	—

Pretax amounts recognized in the consolidated balance sheet as of December 31, 2014 and 2013 consisted of the following:

	2014	2013
	(In thousands)
Current liability	$(2,982)	(3,069)
Noncurrent liability	(420,648)	(140,758)

Total amount recognized in liabilities	$(423,630)	(143,827)

Accumulated other comprehensive loss, net:
Actuarial loss	$(223,836)	(91,119)
Prior service (cost) credit	(82)	(86)

Total amount recognized in members’equity	$(223,918)	(91,205)

BRIGHT HOUSE NETWORKS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2014, 2013 and 2012

The components of net periodic benefit costs for the years ended December 31, 2014, 2013 and 2012 consisted of the following:

	2014	2013	2012
	(In thousands)
Service cost	$33,554	38,324	34,420
Interest cost	25,251	22,483	20,688
Expected return on plan assets	(27,990)	(23,404)	(20,570)
Recognized actuarial loss	3,722	10,688	9,022
Amortization of prior service cost	5	5	16

Net periodic pension cost	$34,542	48,096	43,576

The estimated amounts that are expected to be amortized from accumulated other comprehensive loss, net, into net periodic benefit costs in 2015 include:

Amortization of actuarial loss	$12,771
Amortization of prior service cost	5

$12,776

	2014	2013	2012
Weighted average assumptions used to determine projected benefit obligations and net periodic cost:
Discount rate used to determine projected benefit obligation - pension plan	4.40%	5.00%	4.25%
Discount rate used to determine projected benefit obligation - supplemental pension plan and other postretirement plans	4.10	5.00	4.25
Discount rate used to determine net periodic cost	5.00	4.25	4.60
Expected long-term return on plan assets	7.50	7.50	8.00
Rate of compensation increase used to determine projected benefit obligation	4.00	4.00	4.00
Rate of compensation increase used to determine net periodic pension cost	4.00	4.00	4.00
Healthcare cost trend rate assumed for next year	7.20	7.20	7.00
Rate to which the cost is assumed to decline (ultimate trend rate)	4.50	4.50	5.00
Year that the rate reaches the ultimate trend rate	2027	2027	2027

The mortality tables used to determine benefit obligations as of December 31, 2014, 2013 and 2012 consisted of the following: RP 2014 generational mortality table with MP - 2014 projection scale and no collar adjustment for 2014, and the PPA Separate static annuitant and non-annuitant tables for the respective years in 2013 and 2012.

The discount rate used by the Company in calculating the net periodic benefit cost for the Qualified Pension Plan and the Supplemental Pension Plan was determined using the Mercer Pension Discount Yield Curve - Above Mean Yield. The Pension Discount Yield Curve also includes additional AA rated bonds and further to allow usage of above mean bonds for determination of the discount rate.

In developing the expected long-term rate of return on assets, the Plan evaluates input from investment consultants, actuaries, and investment management firms based on their long term investment outlook and computation of historical returns. Expectations of returns for each asset class are the most significant of the

BRIGHT HOUSE NETWORKS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2014, 2013 and 2012

assumptions used in developing the expected long-term return on assets. The Company then utilizes a forward-looking building block approach based on the asset class allocations.

The Plan’s investment policy for its funded pension plan is to maximize the total rate of return on plan assets within an acceptable level of risk to minimize the cost of providing pension benefits while maintaining adequate funding levels.

The Plan’s asset allocations and targets are as follows:

	Asset allocation		Target allocation
	2014	2013	2014	2013
Equity securities	33%	43%	27-47%	27-47%
Global asset allocation funds	13	14	10-20	10-20
Fixed income, cash and annuity contracts	42	30	25-45	25-45
Alternatives	12	13	0-20	0-20

Total	100%	100%

The fair value of assets underlying the Plan held at December 31, 2014 and 2013 by asset category is as follows:

	2014
	Level 1	Level 2	Level 3	Total
	(In thousands)
Equity securities:(a)
U.S. companies	$396	39,992	—	40,388
Non-U.S. companies	—	50,800	—	50,800
Global asset allocation funds(b)	17,521	18,365	—	35,886
Fixed income, cash and annuity contracts(c)	13	117,097	—	117,110
Alternatives(d)	—	11,607	21,347	32,954

Total	$17,930	237,861	21,347	277,138

	2013
	Level 1	Level 2	Level 3	Total
	(In thousands)
Equity securities:(a)
U.S. companies	$20,197	57,383	—	77,580
Non-U.S. companies	—	79,762	—	79,762
Global asset allocation funds(b)	25,784	26,348	—	52,132
Fixed income, cash and annuity contracts(c)	—	108,603	—	108,603
Alternatives(d)	—	17,157	30,125	47,282

Total	$45,981	289,253	30,125	365,359

BRIGHT HOUSE NETWORKS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2014, 2013 and 2012

The following details the assets measured at fair value, including the general classification of such assets pursuant to the fair value hierarchy (note 1):

(a) Equity securities

Equity securities are valued at the closing price reported on the major stock exchange where the individual securities are traded and are generally classified within Level 1 of the fair value hierarchy. Some of these assets are held in common/collective trusts, which are public investment fund vehicles valued based on the quoted net asset value (NAV) and are generally classified within Level 2 of the fair value hierarchy.

(b) Global asset allocation funds

Global asset allocation assets generally consist of fixed income and equity securities and are held in registered investment companies and common/collective trusts, where the assets are valued at NAV, and classified as Level 1 and Level 2, respectively, of the fair value hierarchy.

(c) Fixed income, cash, annuity contracts

Fixed income securities and cash are generally held in common/collective trusts that are benchmarked off a comparable index. The underlying assets are valued at NAV and are classified as Level 2 of the fair value hierarchy. The value of annuity contracts are invested in asset pools consisting of equity and fixed income securities, which are classified as Level 2 of the fair value hierarchy.

(d) Alternatives

Alternatives primarily include limited partnership investments in hedge funds and private equity funds. Hedge funds are valued based on a quoted NAV and are classified within Levels 2 or 3 of the fair value hierarchy, depending on the level of liquidity and market activity for each investment. The valuation of private equity funds are based on different methodologies including discounted cash flow, direct capitalization, and market comparable analysis and are generally classified as Level 3 of the fair value hierarchy.

The changes in Level 3 pension plan assets for the years ended December 31, 2014 and 2013, were as follows:

	2014	2013
	(In thousands)
Balance at beginning of year	$30,125	13,528
Purchases, issuances, and settlements, net	(110)	10,525
Transfer out due to plan spinoff	(9,698)	—
Actual return on Plan assets still held at December 31, 2014	1,030	6,072

Balance at end of year	$21,347	30,125

The Company expects to contribute $47.7 million to the Plan in 2015.

BRIGHT HOUSE NETWORKS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2014, 2013 and 2012

Total payments from the Company’s benefit plans were $8.6 million in 2014. The expected future payments from its benefit plans are as follows (in thousands):

2015	$9,717
2016	10,650
2017	12,208
2018	13,796
2019	15,734
2020–2024	113,631

$175,736

(11) Related Party Transactions

During 2014 and 2013, the Company had transactions with Advance Publications, Inc. and its wholly owned subsidiaries (Advance). Advance is a related party to the Company due to its ownership of A/N (note 1). Amounts due from Advance that are included within other current assets in the accompanying consolidated balance sheets at December 31, 2014 and 2013 are summarized below:

	2014	2013
	(In thousands)
Total due from Advance, net	$24,247	18,039

The Company has a revolving credit agreement with Advance with a borrowing capacity of $750.0 million. The revolving credit facility has a term of five years maturing on August 31, 2018, with interest on the outstanding balance equal to LIBOR plus 1.75% in addition to a commitment fee of 0.275% on the unused portion. The Company has subordinated its right to receive interest and repayments of principal to the rights of certain other creditors pursuant to a subordination agreement dated July 28, 2009. The outstanding balance of the revolving line of credit as of December 31, 2014 and 2013 was $0. Total interest income recognized by the Company related to the revolving credit agreement was $1.9 million, $1.9 million and $1.9 million for the years ended December 31, 2014, December 31, 2013 and December 31, 2012, respectively, which is recorded as a component of interest, net within the accompanying consolidated statements of income.

The accompanying consolidated statements of income include allocations from Advance for certain corporate administrative expenses. Total allocated corporate expense was $47.9 million, $49.7 million and $65.0 million for the years ended December 31, 2014, December 31, 2013 and December 31, 2012, respectively, which is recorded by the Company as a component of operating expense within the accompanying consolidated statements of income.

(12) Commitments and Contingencies

a.	The Company has certain pending lawsuits, which, in the opinion of management, will not have a material adverse effect upon the financial condition of the Company.

b.	As of December 31, 2014, the Company is contingently liable for affiliated pension liabilities of $559 million (affiliates’ share of accumulated benefit obligation in excess of plan assets). As of December 31, 2014, the Company does not expect that any contributions will be made on behalf of any of the affiliates.

c.

The Company pays for programming provided to its subscribers under joint contracts with TWC. Contract rates are based on subscriber counts that include TWC’s and the Company’s subscribers. The Company’s

BRIGHT HOUSE NETWORKS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2014, 2013 and 2012

programming costs could increase if contract rates were negotiated based solely on the Company’s subscriber counts.

d.	Many of the Company’s franchise agreements and utility pole leases require the Company to remove its cable wires and other equipment upon termination of the respective agreements. The Company has concluded that the fair value of these asset retirement obligations cannot be reasonably estimated since the range of potential settlement dates is not determinable.

e.	Cash distributions by the Company for non-tax purposes are restricted by the existing note purchase agreement with third-party lenders (the Agreement). The Company may make cash distributions during any fiscal quarter so long as the Adjusted Consolidated Net Worth (as defined) as of such date less the amount of such cash distribution is not less than $1 billion.

f.	The Company had $34.4 million and $35.8 million of letters of credit as of December 31, 2014 and December 31, 2013, respectively.

g.	The Company is liable under various operating leases for office space which expire on various dates through 2039. Certain lease agreements include escalation clauses. The Company also rents space on utility poles for its operations. The pole rental agreements are for varying terms and management anticipates renewals as they expire.

Future minimum rental payments required under these leases (with initial or remaining terms in excess of one year), including pole rentals from January 1, 2015 through December 31, 2019 at rates now in force, are as follows (in thousands):

2015	$17,935
2016	17,117
2017	16,510
2018	15,892
2019	11,419
Thereafter	8,532

87,405
Less sublease income	(1,018)

$86,387

Total rent expense was $20.4 million, $26.5 million and $25.6 million in 2014, 2013 and 2012, respectively.

(13) Subsequent Events

The Company has evaluated subsequent events that have occurred through March 27, 2015, the date which the accompanying consolidated financial statements were available to be issued, and has determined there were no material events since the balance sheet date of this report requiring disclosure or adjustment to the accompanying consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of New Charter’s amended and restated certificate of incorporation, and amended and restated bylaws.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to New Charter. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Article SEVENTH of New Charter’s amended and restated certificate of incorporation provides that a director of New Charter shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL.

Article X of New Charter’s amended and restated bylaws provides that to the fullest extent authorized by the DGCL, New Charter shall indemnify any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the registrant or serves or served at the request of the registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by New Charter in advance of any final disposition; provided that to the extent required by the DGCL, such advancement of expenses will only be made upon delivery to New Charter of a commitment from such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by New Charter. The amended and restated bylaws do not limit the power of New Charter or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons as otherwise pursuant to the bylaws.

New Charter plans to maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of New Charter.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description

2.1**	Transactions Agreement, dated as of April 25, 2014, by and between Comcast Corporation and Charter Communications, Inc. (included as Annex A to the previously filed proxy statement/prospectus that is part of this Registration Statement).

2.2	Contribution Agreement, dated March 31, 2015, by and among Advance/Newhouse Partnership, A/NPC Holdings LLC, Charter Communications, Inc., CCH I, LLC, and Charter Communications Holdings, LLC (incorporated by reference to the Current Report on Form 8-K of Charter Communications, Inc., dated April 1, 2015).

Exhibit Number	Description

3.1**	Form of Certificate of Incorporation of CCH I, Inc. (included as Annex B to the previously filed proxy statement/prospectus that is part of this Registration Statement).

3.2**	Form of Bylaws of CCH I, Inc. (included as Annex C to the previously filed proxy statement/prospectus that is part of this Registration Statement).

4.1	Amended and Restated Stockholders Agreement, dated March 31, 2015, by and among Charter Communications, Inc., CCH I, LLC, Liberty Broadband Corporation, and Advance/Newhouse Partnership.

5.1**	Opinion of Wachtell, Lipton, Rosen and Katz regarding validity of securities to be issued.

8.1**	Opinion of Wachtell, Lipton, Rosen and Katz as to tax matters.

10.1	Voting Agreement, dated as of April 25, 2014, between Comcast Corporation and Liberty Media Corporation (incorporated by reference to the Current Report on Form 8-K of Comcast Corporation, dated April 28, 2014).

23.1	Consent of KPMG (Charter Communications, Inc.).

23.2	Consent of KPMG (Bresnan Broadband Holdings, LLC).

23.3	Consent of Deloitte & Touche LLP (Comcast Cable Systems to be Contributed to Midwest Cable, Inc.).

23.4	Consent of Deloitte & Touche LLP (Midwest Cable, Inc.).

23.5	Consent of Ernst & Young LLP (TWC Cable Systems to be Sold or Exchanged in the Divestiture Transactions with Charter Communications, Inc. (A Carve-Out of Time Warner Cable Inc.)).

23.6	Consent of KPMG (Bright House Networks, LLC).

23.7	Consent of Wachtell, Lipton, Rosen & Katz to inclusion of legality opinion (included in Exhibit 5.1).

23.8	Consent of Wachtell, Lipton, Rosen & Katz to inclusion of opinion (included in Exhibit 8.1).

24.1	Powers of Attorney (included on the signature pages hereto).

99.1**	Form of Charter Communications, Inc. Proxy Card.

99.2**	Consent of LionTree Advisors LLC.

92.3**	Consent of Goldman Sachs & Co.

*	To be filed by amendment.
**	Previously filed.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	(1)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the county of Fairfield, State of Connecticut on April 6, 2015.

CCH I, LLC Registrant,

By:	CHARTER COMMUNICATIONS, INC.
Sole Manager

By:	/s/ Kevin D. Howard
Print Name: Kevin D. Howard
Title: Senior Vice President—Finance, Controller and Chief Accounting Officer

S-1

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Richard R. Dykhouse, Thomas E. Proost and Kevin D. Howard, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas M. Rutledge Thomas M. Rutledge	President and Chief Executive Officer (Principal Executive Officer)	April 6, 2015

/s/ Christopher L. Winfrey Christopher L. Winfrey	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 6, 2015

/s/ Kevin D. Howard Kevin D. Howard	Senior Vice President—Finance, Controller and Chief Accounting Officer (Principal Accounting Officer)	April 6, 2015

S-2

EXHIBIT INDEX

Exhibit Number	Description

2.1**	Transactions Agreement, dated as of April 25, 2014, by and between Comcast Corporation and Charter Communications, Inc. (included as Annex A to the previously filed proxy statement/prospectus that is part of this Registration Statement).

2.2	Contribution Agreement, dated March 31, 2015, by and among Advance/Newhouse Partnership, A/NPC Holdings LLC, Charter Communications, Inc., CCH I, LLC, and Charter Communications Holdings, LLC (incorporated by reference to the Current Report on Form 8-K of Charter Communications, Inc., dated April 1, 2015).

3.1**	Form of Certificate of Incorporation of CCH I, Inc. (included as Annex B to the previously filed proxy statement/prospectus that is part of this Registration Statement).

3.2**	Form of Bylaws of CCH I, Inc. (included as Annex C to the previously filed proxy statement/prospectus that is part of this Registration Statement).

4.1	Amended and Restated Stockholders Agreement, dated March 31, 2015, by and among Charter Communications, Inc., CCH I, LLC, Liberty Broadband Corporation, and Advance/Newhouse Partnership.

5.1**	Opinion of Wachtell, Lipton, Rosen and Katz regarding validity of securities to be issued.

8.1**	Opinion of Wachtell, Lipton, Rosen and Katz as to tax matters.

10.1	Voting Agreement, dated as of April 25, 2014, between Comcast Corporation and Liberty Media Corporation (incorporated by reference to the Current Report on Form 8-K of Comcast Corporation, dated April 28, 2014).

23.1	Consent of KPMG (Charter Communications, Inc.).

23.2	Consent of KPMG (Bresnan Broadband Holdings, LLC).

23.3	Consent of Deloitte & Touche LLP (Comcast Cable Systems to be Contributed to Midwest Cable, Inc.).

23.4	Consent of Deloitte & Touche LLP (Midwest Cable, Inc.).

23.5	Consent of Ernst & Young LLP (TWC Cable Systems to be Sold or Exchanged in the Divestiture Transactions with Charter Communications, Inc. (A Carve-Out of Time Warner Cable Inc.)).

23.6	Consent of KPMG (Bright House Networks, LLC).

23.7	Consent of Wachtell, Lipton, Rosen & Katz to inclusion of legality opinion (included in Exhibit 5.1).

23.8	Consent of Wachtell, Lipton, Rosen & Katz to inclusion of opinion (included in Exhibit 8.1).

24.1	Powers of Attorney (included on the signature pages hereto).

99.1**	Form of Charter Communications, Inc. Proxy Card.

99.2**	Consent of LionTree Advisors LLC.

92.3**	Consent of Goldman Sachs & Co.

*	To be filed by amendment.
**	Previously filed.